UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Verisk Analytics, Inc.

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Notice of 2018 Annual Meeting of Shareholders

When:	May 16, 2018, 8:00 AM, local time

Where:	The offices of the Company 545 Washington Boulevard Jersey City, New Jersey 07310

April 2, 2018

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Shareholders of Verisk Analytics, Inc. will be held on Wednesday, May 16, 2018, at 8:00 a.m. local time, at 545 Washington Boulevard, Jersey City, New Jersey 07310, to:

•	elect four (4) members of the Board of Directors;

•	approve the compensation of the Company’s named executive officers on an advisory, non-binding basis (“say-on-pay”);

•	ratify the appointment of Deloitte & Touche LLP as independent auditor for the year ending December 31, 2018; and

•	transact such other business as may properly come before the meeting.

Our Board of Directors recommends that you vote “FOR” the election of directors, the approval of the compensation of the Company’s named executive officers on an advisory, non-binding basis, and the ratification of the appointment of the auditor.

We are pleased to take advantage of the SEC rule allowing companies to furnish proxy materials via the Internet. We believe this notice and access process expedites shareholders’ receipt of proxy materials and lowers the costs of our annual meeting of shareholders. Accordingly, we have mailed to certain of our beneficial owners the Notice of Internet Availability of Proxy Materials containing instructions on how to access the attached Proxy Statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. We are mailing paper copies of our annual meeting materials to our shareholders of record, and to eligible participants in the ISO 401(k) Savings and Employee Stock Ownership Plan, or ESOP.

The Notice of Internet Availability of Proxy Materials is being mailed to certain of our shareholders beginning on or about April 2, 2018. The Proxy Statement is being made available to our shareholders and eligible ESOP participants beginning on or about April 2, 2018.

Very truly yours,

Kenneth E. Thompson

Executive Vice President, General

Counsel and Corporate Secretary

*****

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 16, 2018. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available at www.proxyvote.com. Upon written request to our Corporate Secretary, we will provide a copy of our Annual Report on Form 10-K without charge. Please mail any written request to Kenneth E. Thompson, Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, NJ 07310-1686.

Proxy Statement

We are making this Proxy Statement available in connection with the solicitation of proxies by our Board of Directors for the 2018 Annual Meeting of Shareholders. We are mailing the Notice of Internet Availability of Proxy Materials on or about April 2, 2018. This Proxy Statement is being made available to our shareholders on or about April 2, 2018. In this Proxy Statement, we refer to Verisk Analytics, Inc. as the “Company,” “Verisk,” “we,” “our” or “us” and the Board of Directors as the “Board.”

Annual Meeting Information

Date and Location

We will hold the annual meeting on Wednesday, May 16, 2018 at 8:00 AM, local time, at the offices of the Company, 545 Washington Boulevard, Jersey City, New Jersey 07310.

Admission

Only record or beneficial owners of our common stock as of the Record Date, as defined below, or their proxies, and eligible participants of the ISO 401(k) Savings and Employee Stock Ownership Plan, or ESOP, may attend the annual meeting in person. When you arrive at the annual meeting, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Record Date

The Record Date for the annual meeting is March 19, 2018. Record and beneficial owners may vote all shares of Verisk’s Common Stock they owned as of the close of business on that date. Each share of Common Stock entitles you to one vote on the election of each of the Directors nominated for election and one vote on each other matter voted on at the annual meeting. On the Record Date 165,136,915 shares of Common Stock were outstanding. We need a quorum consisting of a majority of the shares of Common Stock outstanding on the Record Date present, in person or by proxy, to hold the annual meeting.

Notice of Electronic Availability of Proxy Materials

Pursuant to the rules adopted by the SEC, we are making this Proxy Statement and our Annual Report on Form 10-K avail-

able to many of our shareholders electronically via the Internet. On or about April 2, 2018, we are mailing to our beneficial owners (other than ESOP participants) the Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K via the Internet and how to vote online. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Your participation in this process enables us to save money on the cost of printing and mailing the documents to you.

Printed copies of the proxy materials are being sent to record holders of our stock and to eligible ESOP participants. All shareholders and eligible ESOP participants will be able to access the proxy materials at www.proxyvote.com.

Voting Information

Record and Beneficial Owners

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company (formerly known as Wells Fargo Shareowner Services), you are considered, with respect to those shares, to be a stockholder of record, and our annual meeting materials are being sent to you directly by us. As the stockholder of record, you have the right to grant your voting proxy or to attend the meeting and vote in person. If your shares are held in a brokerage account or by a bank or other nominee, you are considered a beneficial owner of those shares held in “street name” and your broker or nominee is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares.

Votes Required

Proposals for Your Vote	Votes Required	Effect of Abstentions	Effect of Broker Non-Votes

Proposal 1: Electing Four Members of the Board of Directors	Majority of votes cast	No effect	No effect

Proposal 2: Approving the Compensation of the Company’s Named Executive Officers on an Advisory, Non-binding Basis (“Say-on-Pay”)	Affirmative vote of a majority of shares present or repre sented by proxy	Vote against	No effect

Proposal 3: Ratifying the Appointment of Deloitte & Touche LLP as Independent Auditor for 2018	Affirmative vote of a majority of shares present or repre sented by proxy	Vote against	Brokers have discretion to vote

Verisk 2018 Proxy Statement  |  1

Voting Information

Votes Required to Elect Directors

In uncontested elections, each director will be elected by a majority of the votes cast, meaning that the number of shares voted “for” a director must exceed the number of shares voted “against” that director for the director to be elected. The Company has adopted a director resignation policy providing that an incumbent director who did not receive a majority of votes cast must promptly tender his or her resignation to the Board. The Nominating Committee will consider the resignation and make a recommendation to the Board whether to accept or reject the resignation. If the Board decides not to accept the resignation, the director will continue to serve on the Board until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. If the Board accepts the resignation, the Nominating Committee may recommend to the Board, and the Board will thereafter decide, whether to fill the resulting vacancy or to reduce the size of the Board. The Board, excluding the director in question, will act on the Nominating Committee’s recommendation and publicly disclose its decision and the rationale supporting it within 90 days following the date of the certification of the election results.

Votes Required to Approve the Compensation of the Company’s Named Executive Officers on an Advisory, Non-Binding Basis

The approval of the compensation of the Company’s named executive officers on an advisory, non-binding basis requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon.

Votes Required to Ratify the Auditor

The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon.

“Abstaining” and “Broker Non-Votes”

You may also “abstain” from voting for the director nominees and the other proposals. Shares voting “abstain” and broker non-votes with respect to any nominee for director will have no effect on the election of directors. Shares voting “abstain” on the other proposals will have the effect of a vote against the proposal. Broker non-votes will not be counted in determining the results of the vote on the say-on-pay proposal but will be counted as present at the annual meeting for purposes of determining a quorum.

2  |  Verisk 2018 Proxy Statement

Item 1 — Election of Directors

Our Board of Directors is divided into three classes each serving staggered terms. The number of directors is fixed by our Board of Directors, subject to the terms of our amended and restated certificate of incorporation. Our Board of Directors currently consists of thirteen directors and each director who is elected will be elected for a three-year term.

The nominees for election at the 2018 Annual Meeting are set forth below and will serve terms continuing until 2021. J. Hyatt Brown, a director currently serving a term expiring at the 2018 Annual Meeting, will retire from the Board effective as of the

2018 Annual Meeting and therefore is not standing for re-election. Accordingly, if each director nominee for election at the 2018 Annual Meeting is elected, our Board of Directors will consist of a total of twelve directors. All of the director nominees are current directors of Verisk as of April 2, 2018, and each nominee has indicated that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board or the Board may reduce its size.

Board Qualifications and Diversity

We believe that each of the nominees listed below possesses key attributes that we seek in a director, including strong and effective decision-making, communication and leadership skills. We also believe that the Board as a whole possesses the right diversity of experience, qualifications and skills to oversee and address the key issues facing the Company.

3 out of 12 are women

8 of 12
Other Public Company Board Experience

Verisk 2018 Proxy Statement  |  3

Item 1

Nominees for Election at the 2018 Annual Meeting

Nominees for terms continuing until 2021

Samuel G. Liss Independent Director Age 61 Committees: Finance and Investment (Chair), Audit

Samuel G. Liss has served as one of our directors since 2005. Mr. Liss is the principal of WhiteGate Partners LLC, a financial services advisory firm, and an Adjunct Professor at both Columbia University Law School and New York University Stern Graduate School of Business, currently teaching courses in corporate governance. Previously, Mr. Liss served as Executive Vice President at The Travelers Companies, overseeing corporate business development and one of three operating divisions — Financial, Professional Lines and International Insurance. Earlier in his career, Mr. Liss was a Managing Director in the Investment Banking and the Equities divisions at Credit Suisse, working with financial and business services companies. Mr. Liss began his career in the equities division at Salomon Brothers. Mr. Liss has served on the Board of Directors of DST Systems, Inc., a publicly traded company, since May 2012, where he currently chairs the Nomination & Governance Committee. Mr. Liss formerly served on the Boards of Ironshore, Inc. and Nuveen Investments Inc. In assessing Mr. Liss’ skills and qualifications to serve on our Board, our directors considered his management and operational experience gained as a senior executive of a global insurance business, his expertise in investment banking and the capital markets and his Board governance experience.

Therese M. Vaughan Independent Director Age 61 Committees: Nominating and Corporate Governance (Chair), Executive, Audit

Therese M. Vaughan has served as one of our directors since February 2013. Dr. Vaughan is currently the Robb B. Kelley Visiting Distinguished Professor of Insurance and Actuarial Science at Drake University. From June 2014 to June 2017, Dr. Vaughan served as the Interim Dean and then the Dean of Drake’s College of Business and Public Administration. Dr. Vaughan is a leading expert in insurance regulation having served as Chief Executive Officer of the National Association of Insurance Commissioners from February 2009 to November 2012 and as Commissioner of the Iowa Insurance Division, directing all insurance business transacted in the State of Iowa, from August 1994 to December 2004. Dr. Vaughan is an Associate of the Society of Actuaries (ASA), a Chartered Property Casualty Underwriter (CPCU), an Associate of the Casualty Actuarial Society (ACAS), and a Member of the American Academy of Actuaries (MAAA). In 2012, National Underwriter named Dr. Vaughan one of the Top 25 Living Legends in Insurance, and the Association of Professional Insurance Women (APIW) selected Dr. Vaughan as the 2014 recipient of the Insurance Woman of the Year Award. In recognition of her international contributions, Dr. Vaughan was named a Distinguished Fellow of the International Association of Insurance Supervisors in 2013. Dr. Vaughan has served on the Board of Directors of Validus Holdings, Ltd., an insurance company, since May 2013, and Wellmark Blue Cross and Blue Shield since May 2013. Dr. Vaughan has previously served on the Board of Directors of Principal Financial Group, Inc. and Endurance Specialty Holding Ltd. In assessing Dr. Vaughan’s skills and qualifications to serve on our Board, our directors considered her deep knowledge of the insurance industry and regulatory environment gained from her experience with the National Association of Insurance Commissioners and as Commissioner of the Iowa Insurance Division.

Bruce Hansen Independent Director Age 58 Committees: Audit, Compensation

Bruce Hansen has served as one of our directors since May 2015. From 2002 to 2012, Mr. Hansen served as Chairman and CEO of ID Analytics, a company he co-founded in 2002. Prior to that, Mr. Hansen served as President of HNC Software, Inc., a publicly traded company. Mr. Hansen has also held executive roles at CASA Inc., CitiGroup, ADP and JPMorgan Chase. Mr. Hansen currently serves on the Board of Directors of two publicly traded companies, Performant Financial Corporation and MITEK Systems Inc., as well as one privately held company, Zyme Solutions. Mr. Hansen is also an active member of the National Association of Corporate Directors. In assessing Mr. Hansen’s skills and qualifications to serve on our Board, our directors considered his management and operations experience gained as a senior executive of multiple data analytics businesses, as well as his experience gained by his current and past service on other public company boards.

Kathleen A. Hogenson Independent Director Age 57 Committees: Finance and Investment, Nominating and Corporate Governance

Kathleen A. Hogenson has served as one of our directors since August 2016. Ms. Hogenson is an accomplished executive and entrepreneur with more than 30 years of energy experience. Ms. Hogenson has served as the President and Chief Executive Officer of Zone Oil & Gas, LLC, a company providing advisory and valuation services in energy, since 2007. Ms. Hogenson served as President and Chief Executive Officer of Zone Energy, LLC, a company she founded in 2009 and sold in 2015. Previously, Ms. Hogenson was President of Santos USA Corporation and Vice President of exploration and production technology for Unocal Corporation. Ms. Hogenson currently serves on the Board of Directors of First Quantum Minerals Ltd., a Canadian-listed mining company, and has previously served on the Board of Directors of Petrofac Limited and Parallel Petroleum LLC. Ms. Hogenson has also served on the advisory Board of Samsung Oil & Gas USA Corporation. In assessing Ms. Hogenson’s skills and qualifications to serve on our Board, our directors considered her proven entrepreneurial track record and extensive commercial and strategic knowledge of the oil and gas industry.

Our Board unanimously recommends a vote “FOR” the election of all four (4) nominees. Proxies solicited by our Board will be voted “FOR” these nominees unless otherwise instructed.

4  |  Verisk 2018 Proxy Statement

Item 1

Continuing Directors

Directors with terms continuing until 2019

John F. Lehman, Jr. Independent Director Age 75 Committees: Compensation (Chair), Executive, Nominating and Corporate Governance

John F. Lehman, Jr. has served as one of our directors since 1992. Mr. Lehman is Chairman of J. F. Lehman & Co., an investment firm that he founded in 1991. Prior to founding J. F. Lehman & Co., he was Managing Director of Paine Webber, Inc. from 1988 to 1991. In 1981, Mr. Lehman was appointed Secretary of the Navy by President Reagan and served in that capacity until 1987. Mr. Lehman was a member of the bipartisan September 11 Commission and currently serves on the Board of Directors of EnerSys, Inc. In assessing Mr. Lehman’s skills and qualifications to serve on our Board, our directors considered his financial expertise and operations skills gained through involvement with numerous diverse businesses and through his experience in government and public service. Our Board also believes it benefits from Mr. Lehman’s experience gained by prior service on other public company boards.

Andrew G. Mills Independent Director Age 65 Committees: Audit, Finance and Investment

Andrew G. Mills has served as one of our directors since 2002. Mr. Mills has served as Executive Chairman and President of Archegos Capital Management since June 2014 and serves as the Co-Chairman of the Grace & Mercy Foundation. Mr. Mills has also served as the interim President of The King’s College in New York, New York from October 2012 to July 2013 and from May 2007 to December 2008 and also served as Chairman of the Board of Trustees from 2004 to 2014. He is the former Chairman of Intego Solutions LLC, which he founded in 2000. Mr. Mills previously served as Chief Executive Officer of The Thomson Corporation’s Financial and Professional Publishing unit and as a member of Thomson’s Board of Directors. In 1984, he led the start-up operations of Business Research Corporation and was responsible for overseeing its sale and integration into The Thompson Corporation. He began his career with Courtaulds Ltd. and joined The Boston Consulting Group in 1979. Mr. Mills is on the Board of Directors of Camp of the Woods, is a member of the Massachusetts State Board of the Salvation Army and is co-chairman of the Theology of Work Project. In assessing Mr. Mills’ skills and qualifications to serve on our Board, our directors considered his management expertise gained through senior executive positions with diverse businesses and his expertise in acquisitions and integration of acquired businesses.

Constantine P. Iordanou Independent Director Age 68 Committees: Nominating and Corporate Governance, Compensation

Constantine P. Iordanou has served as one of our directors since 2001. Mr. Iordanou has served as Chairman and Senior Advisor of Arch Capital Group Limited, or ACGL, since March 2018 and served as President and Chief Executive Officer from August 2003 until March 2018. Mr. Iordanou has served as a director of ACGL since January 2002 and currently serves as non-executive Chairman of the Board. From January 2002 through July 2003, he was Chief Executive Officer of Arch Capital (U.S.) Inc., a wholly owned subsidiary of ACGL. Prior to joining ACGL in 2002, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as Senior Executive Vice President of Group Operations and Business Development of Zurich Financial Services, President of Zurich-American Specialties Division, Chief Operating Officer and Chief Executive Officer of Zurich American and Chief Executive Officer of Zurich North America. Prior to joining Zurich in March of 1992, he served as President of the Commercial Casualty division of Berkshire Hathaway Inc. and served as Senior Vice President with the American Home Insurance Company, a member of the American International Group. In assessing Mr. Iordanou’s skills and qualifications to serve on our Board, our directors considered his experience as director and Chief Executive Officer of another public company, ACGL, as well as his extensive experience as a senior executive of various global insurance businesses.

Scott G. Stephenson Chairman and CEO Age 60 Committees: Executive (Chair)

Scott G. Stephenson has been our Chief Executive Officer since April 2013 and has been our President since March 2011. Mr. Stephenson has also served on our Board of Directors since April 2013 and effective April 1, 2016, Mr. Stephenson was appointed to serve as the Chairman of our Board. Mr. Stephenson also previously served as our Chief Operating Officer and prior to that led our Decision Analytics segment. From 2002 to 2008, Mr. Stephenson served as our Executive Vice President, and he served as President of our Intego Solutions business from 2001 to 2002. Mr. Stephenson joined the Company from Silver Lake Partners, a technology-oriented private equity firm, where he was an advisor from 2000 to 2001. From 1989 to 1999 Mr. Stephenson was a partner with The Boston Consulting Group, eventually rising to senior partner and member of the firm’s North American operating committee. In assessing Mr. Stephenson’s skills and qualifications to serve on our Board, our directors considered the in-depth operations and management experience and knowledge gained by Mr. Stephenson from his various senior management and executive positions held by him within Verisk since 2001, including serving as our Chief Executive Officer since April 2013.

Verisk 2018 Proxy Statement  |  5

Item 1

Directors with terms continuing until 2020

Frank J. Coyne Independent Lead Director Age 69 Committees: Executive

Frank J. Coyne has served as one of our directors since 2002 and has served as our independent Lead Director since April 1, 2016. Previously, Mr. Coyne served as the Chairman of our Board from 2002 until April 1, 2016 and served as our Chief Executive Officer from 2002 until his retirement in April 2013. From 2000 to 2002, Mr. Coyne served as our President and Chief Executive Officer and he served as our President and Chief Operating Officer from 1999 to 2000. Mr. Coyne joined the Company from Kemper Insurance Cos., where he was Executive Vice President, Specialty and Risk Management Groups. Previously, he served in a variety of positions with General Accident Insurance and was elected its President and Chief Operating Officer in 1991. He has also held executive positions with Lynn Insurance Group, Reliance Insurance Co. and PMA Insurance Co. Mr. Coyne also serves on the Board of Directors of Strategic CAT Holdings LLC, a privately-held independent adjusting company, and the Board of Trustees of Underwriters Laboratories. In assessing Mr. Coyne’s skills and qualifications to serve on our Board, our directors considered the in-depth operations and management experience and knowledge gained by Mr. Coyne as Chief Executive Officer of Verisk from 2002 until his retirement in 2013.

Christopher M. Foskett Independent Director Age 60 Committees: Audit (Chair), Executive, Finance and Investment

Christopher M. Foskett has served as one of our directors since 1999. Mr. Foskett currently serves as a member of the Management Committee of First Data Corporation and also oversees Corporate and Business Development at First Data Corporation. From 2011 to April 2014 Mr. Foskett served as the Managing Director — Co-Head of North American Banking and Global Head of Sales for Treasury Services at JPMorgan Chase Bank. He was Managing Director — Global Head of Financial Institutions of National Australia Bank from 2008 to 2011 and a Managing Director and Global Head of the Financial Institutions Group in Citigroup’s Corporate Bank from 2007 to 2008. From 2003 to 2007, Mr. Foskett was Head of Sales and Relationship Management for Citigroup Global Transaction Services. He also served as Global Industry Head for the Insurance and Investment Industries in Citigroup’s Global Corporate Bank from 1999 to 2003. Previously, he held various roles in Citigroup’s mergers and acquisitions group. In assessing Mr. Foskett’s skills and qualifications to serve on our Board, our directors considered his more than 30 years in the banking and financial services industries, and experience gained as a senior executive with global financial institutions.

David B. Wright Independent Director Age 69 Committees: Audit, Compensation

David B. Wright has served as one of our directors since 1999. Since August 2014, Mr. Wright has served as Managing Partner of Innovative Capital Ventures, Inc. From July 2012 to May 2014, Mr. Wright served as the Chief Executive Officer of ClearEdge Power, a privately held company. From February 2010 to July 2011, Mr. Wright served as the Executive Vice Chairman and Chief Executive Officer of GridIron Systems. Mr. Wright served as Chief Executive Officer and Chairman of Verari Systems, Inc., from June 2006 to December 2009. He was Executive Vice President, Office of the CEO, Strategic Alliances and Global Accounts of EMC Corporation from July 2004 until August 2006. From October 2000 to July 2004, Mr. Wright served as President, Chief Executive Officer and Chairman of the Board of Legato Systems. Prior to joining Legato Systems, Mr. Wright had a 13-year career with Amdahl Corporation, where he served as President and Chief Executive Officer from 1997 to 2000. Mr. Wright also previously served on the Board of Directors of ClearEdge Power, GridIron Systems, ActivIdentity Corp., Aspect Communications Corp., Boole and Babbage Inc. and GeekNet, Inc. In assessing Mr. Wright’s skills and qualifications to serve on our Board, our directors considered the operations and management experience he gained in leadership positions in diverse businesses.

Annell R. Bay Independent Director Age 62 Committees: Compensation, Nominating and Corporate Governance

Annell R. Bay has served as one of our directors since August 2016. Ms. Bay has more than 35 years of experience in the oil and gas industries. Ms. Bay most recently served as vice president of global exploration for Marathon Oil Corporation, from June 2008 until her retirement in April 2014. Ms. Bay was previously Vice President of Americas exploration for Shell Exploration and Production Company and Vice President of worldwide exploration at Kerr McGee Oil and Gas Corporation. Earlier in her career, Ms. Bay held positions in operations and applied research at Chevron, Sohio, and Oryx Energy. Ms. Bay serves on the advisory boards for the Jackson School of Geology at the University of Texas at Austin and the Houston Education Center for the Independent Petroleum Association of America. Ms. Bay has served on the Board of Directors of the Apache Corporation, a publicly traded company, since 2014, and Hunting PLC, a UK-listed energy company, since 2015. In assessing Ms. Bay’s skills and qualifications to serve on our Board, our directors considered her deep knowledge of the oil and gas industries and her extensive experience in the exploration of conventional and unconventional oil and gas reservoirs and in portfolio risk management.

6  |  Verisk 2018 Proxy Statement

Corporate Governance

Corporate Governance Strengths

We are committed to good corporate governance, which promotes the long-term interests of our stockholders and strengthens our Board and management accountability. Highlights of our corporate governance practices include the following:

•	Majority voting in uncontested director elections

•	Lead independent director

•	100% independent members on the Audit, Compensation, Finance and Investment, and Nominating and Corporate Governance Committees

•	Four new directors in last five years

•	Annual Say-on-Pay vote

•	No Poison Pill

•	Robust stock ownership guidelines for directors and executive officers

•	Clawback policy

•	Policy of no hedging or pledging of Company securities

•	Annual Board and Committee Evaluations

•	Code of Business Conduct and Ethics

•	Periodic reviews of Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics

Leadership Structure, Chairman and Lead Director

On April 1, 2016, we combined the roles of Chairman and CEO and we created the new role of independent Lead Director. From 2002 until his retirement on April 1, 2013, Frank J. Coyne served as both our Chairman and CEO. Upon Mr. Coyne’s retirement, Scott G. Stephenson became our CEO and Mr. Coyne continued to serve as Non-Executive Chairman. We believed that having Mr. Coyne serve as Non-Executive Chairman for a period of time prior to him being deemed independent under Nasdaq listing rules was useful to, among other things, assist in and facilitate the transition of Mr. Stephenson to his new role of CEO. We believe that giving Mr. Stephenson the additional role of Chairman, effective upon his third anniversary as CEO, promoted efficiency. In addition, we have established the role of independent Lead Director and appointed Mr. Coyne to serve in that role. We believe having a Lead Director will promote a more robust corporate governance program and align the Company with an increasing number of leading public companies.

Our Corporate Governance Guidelines provide that the Lead Director shall:

•	preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
•	serve as liaison between the Chairman and the independent directors;

•	approve information sent to the Board;

•	approve meeting agendas for the Board;

•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	have the authority to call meetings of the independent directors;

•	if requested by major shareholders, ensure that he is available for consultation and direct communication;

•	provide leadership to the Board if circumstances arise in which the role of the Chairman may be, or may be perceived to be, in conflict, and responding to any reported conflicts of interest, or potential conflicts of interest, arising for any director;

•	lead the independent directors in the annual evaluation of the performance of the CEO and communicate that evaluation to the CEO;

•	be available to advise the chairs of the committees of the Board in fulfilling their designated roles and responsibilities to the Board and attend meetings of the committees of the Board; and

•	engage with the Chairman between Board meetings and assist with informing or engaging with non-employee directors, as appropriate.

Director Independence

Currently, our Board of Directors has thirteen directors. Under our bylaws, our Board may consist of between seven and fifteen directors, as the Board may determine. Upon Mr. Brown’s retirement effective as of the 2018 Annual Meeting and if all director nominees for election at the 2018 Annual Meeting are re-elected, our Board will consist of twelve directors. Twelve of our current thirteen directors are “independent” as determined by the Board, consistent with the Nasdaq listing rules: Annell R. Bay, J. Hyatt Brown, Frank J. Coyne, Christopher M. Foskett, Bruce Hansen, Kathleen A. Hogenson, Constantine P. Iordanou, John F. Lehman, Jr., Samuel G. Liss, Andrew G. Mills, David B. Wright, and Therese M. Vaughan. Scott G. Stephenson, our current Chairman and Chief Executive Officer, is not considered independent. As of April 1, 2016, the Board determined that Frank J. Coyne is independent under Nasdaq listing rules as three years had passed since Mr. Coyne retired as our Chief Executive Officer.

Verisk 2018 Proxy Statement  |  7

Corporate Governance

Board Meetings and Director Attendance

Our bylaws provide that the Board of Directors may designate one or more committees. We currently have five committees: Executive Committee, Audit Committee, Compensation Committee, Finance and Investment Committee, and Nominating and Corporate Governance Committee. Our Board met five times in 2017. In 2017, all directors attended at least 75% of the meetings of the Board and of the committees on which the directors served that were held while such directors were members.

Member	Executive Committee	Audit Committee	Compensation Committee	Finance and Investment Committee	Nominating and Corporate Governance Committee
Annell R. Bay			✓		✓
J. Hyatt Brown				✓	✓
Frank J. Coyne	✓
Christopher M. Foskett	✓	CHAIR		✓
Bruce Hansen		✓	✓
Kathleen A. Hogenson				✓	✓
Constantine P. Iordanou			✓		✓
John F. Lehman, Jr.	✓		CHAIR		✓
Samuel G. Liss		✓		CHAIR
Andrew G. Mills		✓		✓
Scott G. Stephenson	CHAIR
Therese M. Vaughan	✓	✓			CHAIR
David B. Wright		✓	✓

Meetings in 2017	0	5	5	2	3

The Executive Committee currently consists of Scott G. Stephenson (Chair), Frank J. Coyne (Lead Director), Christopher M. Foskett, John F. Lehman, Jr., and Therese M. Vaughan. The Executive Committee exercises all the power and authority of the Board of Directors (except those powers and authorities that are reserved to the full Board of Directors under Delaware law) between regularly scheduled Board of Directors meetings. The Executive Committee also makes recommendations to the full Board of Directors on various matters. The Executive Committee meets as necessary upon the call of the Chairman of the Board of Directors. The Executive Committee did not meet in 2017.

The Audit Committee currently consists of Christopher M. Foskett (Chair), Bruce Hansen, Samuel G. Liss, Andrew G. Mills, Therese M. Vaughan and David B. Wright, all of whom are “independent” as defined under Nasdaq listing rules. The Audit Committee is established in accordance with Section 3(a)(58) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of our Audit Committee is financially literate, as such term is interpreted by our Board. In addition, each member of the Audit Committee meets the qualifications of an “audit committee financial expert” in accordance with SEC rules, as determined by our Board. The Audit Committee reviews the internal accounting and financial controls for the Company and the accounting principles and auditing practices and procedures to be employed in preparation and review of the financial statements of the Company. The Audit Committee also provides assistance to our Board of Directors in fulfilling its responsibilities with respect to our compliance with legal and regulatory requirements. In addition, the Audit Committee makes recommendations to the Board of Directors concerning the engagement of the independent accounting firm and the scope of the audit to be undertaken by such auditors. The Audit Committee met five times in 2017.

The Compensation Committee currently consists of John F. Lehman, Jr. (Chair), Annell R. Bay, Bruce Hansen, Constantine P. Iordanou and David B. Wright, all of whom are “independent” as defined under Nasdaq listing rules. The Compensation Committee reviews and, as it deems appropriate, recommends to the Board of Directors policies, practices and procedures relating to the compensation of the CEO and of each of the Company’s other executive officers and directors and the establishment and administration of employee benefit plans. The Compensation Committee also exercises all authority under the Company’s employee equity incentive plans and advises and consults with the officers of the Company as may be requested regarding managerial personnel policies. The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee when it deems it appropriate and in the best interests of the Company. The Compensation Committee met five times in 2017.

The Finance and Investment Committee currently consists of Samuel G. Liss (Chair), J. Hyatt Brown, Christopher M. Foskett,

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Corporate Governance

Kathleen A. Hogenson, and Andrew G. Mills. The Finance and Investment Committee meets as necessary to establish, monitor and evaluate the Company’s investment policies, practices and advisors and to advise management and the Board of Directors on the financial aspects of strategic and operational directions, including financial plans, capital planning, financing alternatives, stock repurchases and acquisition opportunities. The Finance and Investment Committee met twice in 2017.

The Nominating and Corporate Governance Committee currently consists of Therese M. Vaughan (Chair), Annell R. Bay, J. Hyatt Brown, Kathleen A. Hogenson, Constantine P. Iordanou, and John F. Lehman, Jr., all of whom are “independent” as defined under Nasdaq listing rules. Dr. Vaughan was elected Chair of the Nominating and Corporate Governance Committee in January 2018. The Nominating and Corporate Governance Committee reviews and, as it deems appropriate, recommends to the Board of Directors policies and procedures relating to director and committee nominations, including consideration of shareholder nominees, and corporate governance policies. The Nominating and Corporate Governance Committee met three times in 2017.

Our Board has adopted a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee setting forth the roles and responsibilities of each committee.

Director Attendance at Annual Meetings

Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend annual meetings of shareholders. All of our directors attended the 2017 Annual Meeting of Shareholders.

Executive Sessions

The Company’s Corporate Governance Guidelines provide that non-employee directors may meet in executive sessions and the Lead Director will preside over these executive sessions. If any non-employee directors are not independent, then the independent directors will meet in executive sessions and the Lead Director will preside over these executive sessions. In 2017, after every Board and committee meeting an executive session consisting of independent directors was convened.

Communications with Directors

Shareholders and other interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board, the Lead Director, any individual director or any group or committee of directors (including the independent directors as a group), correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to Kenneth E. Thompson, Executive Vice President, General Counsel and Corporate Secretary, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310. Items that are unrelated to a director’s duties and responsibilities as a Board member, such as junk mail, may be excluded by the Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters should be marked “Personal and Confidential” and sent to Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310, Attention: Chair of the Audit Committee of Verisk Analytics, Inc., in care of Kenneth E. Thompson, Executive Vice President, General Counsel and Corporate Secretary. Our Policy for Reporting Concerns Related to Accounting and Ethical Violations (Whistleblower Policy) is available on our website at the “Corporate Governance —Governance Documents” link under the “Investors” link at www.verisk.com.

Mandatory Retirement

J. Hyatt Brown is currently serving as a director for a three-year term ending in 2018. Mr. Brown currently exceeds the Company’s mandatory retirement age of 75 for directors under our Corporate Governance Guidelines and accordingly, Mr. Brown is not standing for re-election and will retire effective as of the 2018 Annual Meeting.

Compensation Governance

The Compensation Committee will consist of at least three members, all of whom must be independent directors meeting the independence requirements of the Nasdaq listing rules. The Compensation Committee currently consists of five members, each of whom is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee has the responsibility and authority to approve performance-based compensation for the Company’s executive officers.

The Compensation Committee is responsible for determining, or recommending to the Board for determination, annually all compensation awarded to the Company’s executive officers, including the CEO and the other executive officers named in the “Summary Compensation Table” herein (“named executive officers” or “NEOs”). In addition, the Compensation Committee administers the Company’s equity incentive plans, including reviewing and approving equity grants to executive officers. Information on the Compensation Committee’s processes, procedures and analysis of NEO compensation for fiscal 2017 is addressed in the “Compensation Discussion and Analysis” section herein.

The Compensation Committee actively engages in its duties and follows procedures intended to ensure excellence in compensation governance, including those described below:

•	Identifying corporate goals and objectives relevant to executive officer compensation.

•	Evaluating each executive officer’s performance in light of such goals and objectives and setting each executive officer’s compensation based on such evaluation and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation).

•	Determining any long-term incentive component of each executive officer’s compensation.

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Corporate Governance

•	Identifying corporate goals and objectives relevant to director compensation.

•	Evaluating each director’s performance in light of such goals and objectives and setting each director’s compensation, including any long-term incentive component, based on such evaluation and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation).

Additional information about our executive compensation plans and arrangements and their administration is described in the “Compensation Discussion and Analysis” section herein and the accompanying executive compensation tables. The Compensation Committee may delegate the administration of these plans as appropriate, including to one or more officers of the Company, to subcommittees of the Board or to the Chairperson of the Compensation Committee when it deems it appropriate and in the best interests of the Company.

The Compensation Committee has the sole authority to retain and terminate any advisor, including any compensation consultant assisting the Compensation Committee in the evaluation of CEO or other executive officer compensation, including authority to approve all such fees and other retention terms. As further described in the “Compensation Discussion and Analysis” section herein, during 2017, the Compensation Committee retained a compensation consultant. In developing its views on compensation matters and determining the compensation awarded to our NEOs, the Compensation Committee also obtains input from the Company’s Human Resources department, which collects information and prepares materials for the Compensation Committee’s use in compensation decisions.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of the Company or any of our subsidiaries. In addition, there are no compensation committee interlocks with the Board of Directors or compensation committee of any other company.

Criteria for Board Candidates, Including Board Diversity

The Board seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, enhance the Board’s effectiveness and result in the Board having a broad range of skills, expertise and industry knowledge relevant to the Company’s business. In addition, the Nominating and Corporate Governance Committee and the Board include diversity of viewpoints, background, experience and other demographics among the criteria they consider in connection with selecting candidates for the Board. While neither the Board nor the Nominating and Corporate Governance Committee has a formal diversity policy, two of many factors the Board and the Nominating and Corporate Governance Committee carefully considers in the selection of new directors are the importance to the Company of ethnic and gender diversity in board composition. In conducting its search for new directors in 2016, the Board utilized a process that required the final pool of candidates to include potential directors who would increase the Board’s ethnic and/or gender diversity. We anticipate utilizing a similar process in future searches for Board candidates.

Shareholder Recommendations for Board Candidates

The Nominating and Corporate Governance Committee will consider any director candidates recommended by shareholders who submit a written request to the Corporate Secretary of the Company. The candidates should meet the director qualification criteria. The Nominating and Corporate Governance Committee evaluates all director candidates and nominees in the same manner regardless of the source.

Shareholders may make recommendations at any time by writing to the Nominating and Corporate Governance Committee, c/o Kenneth E. Thompson, Corporate Secretary, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686. Nominations for the annual meeting of shareholders must be received pursuant to the deadlines set forth in the Company bylaws as discussed under “Shareholder Proposals.”

Board Role in Risk Oversight

The Board of Directors oversees the Company’s enterprise-wide approach to the major risks facing the Company and, with the assistance of the Audit Committee, oversees the Company’s policies for assessing and managing its exposure to risk. The Board also considers risk in evaluating the Company’s strategy. The Audit Committee reviews with management and the auditors the Company’s enterprise risk assessment process and risk categories. As part of its process to identify and prioritize risks, the Company’s Internal Audit department uses the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and segregates risks based on their nature and/or potential significance — strategic risk, financial risk, operational risk and compliance risk. The Chief Internal Auditor reports both to the Chairman of the Audit Committee and to the General Counsel. Management reviews with the Audit Committee the risk assessment process, the various enterprise risks, the prioritization of the identified risks and its mitigation plans. The Audit Committee reviews and discusses with the Chief Internal Auditor and Risk Manager the Company’s internal system of audit and financial controls, enterprise risk information, internal audit plans, and the periodic report of audit activities. Finally, on a quarterly basis, management reviews its progress on the testing and mitigation of any identified risks with the Audit Committee. The Board’s role in risk oversight has not had any effect on the Board’s leadership structure.

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Corporate Governance

Board Evaluations

Our Board is committed to continuous improvement and recognizes the fundamental role a robust Board and Committee evaluation process plays in ensuring that our Board maintains an optimal composition and is functioning effectively.

Board Self-Evaluations. The Nominating and Corporate Governance Committee conducts an annual self-evaluation of our Board’s effectiveness and to identify opportunities where an enhancement or change in practices may lead to further improvement. In our Board self-evaluation process, all directors provide responses to a written questionnaire, and the Company’s General Counsel interviews all directors on the following Board effectiveness topics:

•	Board Composition & Structure

•	Meeting Dynamics

•	Leadership & Individual Contributions

•	Access to Information

•	Interaction with Management

•	Strategic Planning and Goal Setting

•	Fostering Innovation

•	Operational Matters

•	Financial Matters

•	Risk Oversight

•	Governance

The results of the interviews and the scores provided on the series of questions are analyzed and presented to the full Board in a report that includes both strengths in Board effectiveness and opportunities for enhancing Board effectiveness. The Nominating and Corporate Governance Committee uses the results of the evaluation in determining the characteristics and skills required of prospective candidates for election to the Board. It also uses these results to make recommendations to the Board with respect to assignments of Board members to various Board Committees.

Committee Self-Evaluations. Each Committee of the Board (other than the Executive Committee) annually evaluates its performance as a Committee. The evaluation process is similar to that of the Board and is also facilitated by the Company’s General Counsel. Each Committee’s evaluation is focused on the Committee’s effectiveness in performing its key functions. The outcome of each Committee’s self-evaluation is reported to the respective Committee, the Nominating and Corporate Governance Committee and the full Board. The Chair of each Committee or the Nominating and Corporate Governance Committee may make recommendations for improvement to the Board.

Succession Planning

Our Board recognizes that one of its most critical responsibilities is to guarantee excellence and stability in our Company’s senior leadership. As a result, our Board is actively engaged in talent management. Our Board oversees the development of executive talent and plans for the succession of our Board, our Chairman and Chief Executive Officer and other senior members of executive management.

Board Succession Planning. The Nominating and Corporate Governance Committee considers the critical needs of the Company regularly, taking into account the results of the annual Board and Committee evaluations and other relevant data to assess Board skills and the leadership capabilities of existing directors, including to evaluate the appropriateness of new or different Committee service for our directors and to identify sitting directors who are ready to fill the role of Chair of each of our Committees should one of those directors vacate his or her position unexpectedly or upon retirement.

Chief Executive Officer Succession Planning. Our Board is responsible for the selection of our Chief Executive Officer. Our Board regularly reviews leadership development initiatives and identifies and periodically updates the skills, experience and attributes that they believe are required to be an effective Chief Executive Officer in light of the Company’s business strategy, prospects and challenges. In furtherance of its succession planning efforts, during 2017 the Board requested and received from the Chief Executive Officer a detailed report on recommendations for short- and long-term succession plans for the Chief Executive Officer, including in the event of unanticipated vacancy.

Corporate Governance Documents

Verisk maintains a corporate governance website at the “Corporate Governance —Governance Documents” link under the “Investors” link at www.verisk.com.

Our Corporate Governance Guidelines (including our director independence standards); Code of Business Conduct and Ethics; and Audit, Compensation and Nominating and Corporate Governance Committee charters are available on our website at the “Corporate Governance — Governance Documents” link under the “Investors” link at www.verisk.com and are available to any shareholder who requests them by writing to Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, New Jersey 07310, Attention: Kenneth E. Thompson, Corporate Secretary.

Our Code of Business Conduct and Ethics applies to our directors, executive officers and employees. If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Business Conduct and Ethics for our chief executive officer (CEO), chief financial officer (CFO), principal accounting officer or controller or persons performing similar functions, we will satisfy the applicable SEC disclosure requirement by disclosing within four business days the nature of the amendment or waiver on our website at the “Governance Documents” link under the “Investors” link at www.verisk.com.

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Directors’ Compensation and Benefits

Annual Retainer.    Under the Director Compensation Plan approved by the Compensation Committee, for 2017 each non-employee director received an annual base retainer fee of $90,000 for membership on the Board of Directors. The chairpersons of the Audit Committee and Compensation Committee each received an additional $20,000 annual retainer fee, while each non-employee director who chairs any other committee received an additional $15,000 retainer fee. In 2017, Frank J. Coyne, who served as Independent Lead Director, received an additional $50,000 annual retainer fee.

Each non-employee director may elect to receive the annual retainer in the form of (i) cash, (ii) deferred cash, (iii) shares of common stock, (iv) deferred shares of common stock, (v) options to purchase common stock or (vi) a combination of the foregoing. Any options taken as a portion of the annual retainer are exercisable for a period of ten years from the date of grant (subject to earlier termination if the individual ceases to be a director of the Company), vest immediately, and have an exercise price equal to the fair market value of the common stock on the date of grant.

Equity Grants.    Each non-employee director received an annual equity award having a value of $145,000 pursuant to the Director Compensation Plan. One-half of the value of the annual equity award was awarded in the form of options to purchase common stock based on the Black-Scholes value on the date of grant and one-half of the value of the annual equity award was awarded in the form of deferred stock units based on the value of a share of common stock on the date of grant. The options are exercisable for a period of ten years from the date of grant (subject to earlier termination if the individual ceases to be a director of the Company), vest on the first anniversary of the date of grant, and have an exercise price equal to the fair market value of the common stock on the date of grant. Shares of common stock in respect of deferred stock units will be distributed to the directors upon retirement or other separation from the Board of Directors. Such awards shall vest in equal monthly installments over a period of 12 months.

Any retainer amount payable or equity award granted to a director newly appointed or elected to the Board on a date other than July 1 (the annual scheduled payment and grant date for all directors) will be pro-rated to reflect the remaining portion of the compensation year in which such new director is appointed or elected.

Scott G. Stephenson, our Chairman and Chief Executive Officer, does not receive additional compensation for his service on the Board of Directors.

The table below shows compensation paid to or earned by the directors during 2017. As noted above, directors may elect to receive compensation in various forms other than cash.

2017 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (1) (3)	Total ($)
Annell R. Bay	90,000	72,474	72,522	234,996
J. Hyatt Brown	90,000	72,474	72,522	234,996
Frank J. Coyne	140,000	72,474	72,522	284,996
Christopher M. Foskett	—	182,492	72,522	255,014
Bruce Hansen	—	162,497	72,522	235,019
Kathleen A. Hogenson	—	162,497	75,522	235,019
Constantine P. Iordanou	—	72,474	177,523	249,997
John F. Lehman, Jr.	—	72,474	182,515	254,989
Samuel G. Liss	—	72,474	177,523	249,997
Andrew G. Mills	—	72,474	162,528	235,002
Therese M. Vaughan	90,000	72,474	72,522	234,996
David B. Wright	—	162,497	72,522	235,019

(1)	Represents the aggregate grant date fair value of stock and stock option awards granted in 2017 computed in accordance with ASC Subtopic 718-10, “Compensation-Stock Compensation” (ASC Topic 718), excluding forfeiture estimates. For a discussion of the assumptions used to calculate the amounts shown in the option awards and stock awards columns, see note 15 of the notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)	At December 31, 2017, directors had outstanding stock awards as follows: (a) Annell R. Bay — 1,938; (b) J. Hyatt Brown — 63,945; (c) Frank J. Coyne — 58,998; (d) Christopher M. Foskett — 9,389; (e) Bruce Hansen — 5,973; (f) Kathleen A. Hogenson — 2,699; (g) Constantine P. Iordanou — 195,962; (h) John F. Lehman, Jr. — 319,214; (i) Samuel G. Liss — 49,399; (j) Andrew G. Mills — 96,525; (k) Therese M. Vaughan — 5,457; (l) David B. Wright — 30,661.

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Directors’ Compensation and Benefits

(3)	At December 31, 2017, directors had outstanding option awards as follows: (a) Annell R. Bay — 8,303; (b) J. Hyatt Brown — 75,006; (c) Frank J. Coyne — 24,241; (d) Christopher M. Foskett — 89,123; (e) Bruce Hansen — 13,643; (f) Kathleen A. Hogenson — 8,303; (g) Constantine P. Iordanou — 201,100; (h) John F. Lehman, Jr. — 191,224; (i) Samuel G. Liss — 117,859; (j) Andrew G. Mills — 106,691; (k) Therese M. Vaughan — 24,241; (l) David B. Wright — 103,130.

Where no information is given as to a particular type of award with respect to any individual, such individual did not hold or receive such an award during or as of the end of the last fiscal year, as the case may be.

Stock Ownership Requirements for Directors

Directors are subject to minimum equity holding requirements. Each director is required to hold stock with a value equal to six times their respective annual base retainer (i.e., excluding additional retainer amounts for committee chairs). The “in-the-money” value of vested and unvested options held by directors is not included in determining compliance with this requirement. Directors elected to the Board prior to December 20, 2011 (which was the date of the adoption of the director stock ownership requirement) were required to comply with this requirement by July 1, 2015. Directors elected to the Board after December 20, 2011 will be required to comply with this requirement no later than the sixth anniversary of their election to the Board.

J. Hyatt Brown, Frank J. Coyne, Christopher M. Foskett, Constantine P. Iordanou, John F. Lehman, Jr., Samuel G. Liss, Andrew G. Mills and David B. Wright, each a director elected to the Board prior to December 20, 2011, currently holds stock with a value in excess of six times their respective annual base retainer. Annell R. Bay, Bruce Hansen, Kathleen A. Hogenson and Therese M. Vaughan, each a director elected to the Board after December 20, 2011, have until the sixth anniversary of their respective election to the Board to comply with the director stock ownership requirement and have not yet reached such anniversary date. Scott G. Stephenson, our Chairman and Chief Executive Officer, does not receive an annual retainer for his service on the Board and is subject to and is in compliance with the stock ownership requirement for executive officers set forth on page 28.

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Executive Officers of Verisk

Information regarding the ages and past five years’ business experience of our executive officers is as follows:

Scott G. Stephenson (60) has been our Chief Executive Officer since April 2013 and has been our President since March 2011. Mr. Stephenson has also served on our Board of Directors since April 2013 and as of April 1, 2016 has served as our Chairman of the Board. Mr. Stephenson also previously served as our Chief Operating Officer and, prior to that, led our Decision Analytics segment. From 2002 to 2008, Mr. Stephenson served as our Executive Vice President, and he served as President of our Intego Solutions business from 2001 to 2002. Mr. Stephenson joined the Company from Silver Lake Partners, a technology-oriented private equity firm, where he was an advisor from 2000 to 2001. From 1989 to 1999, Mr. Stephenson was a partner with The Boston Consulting Group, eventually rising to senior partner and member of the firm’s North American operating committee.

Lee Shavel (50) has been our Executive Vice President and Chief Financial Officer since November 2017. Mr. Shavel served as Chief Financial Officer and Executive Vice President, Corporate Strategy of Nasdaq, Inc. from May 2011 to March 2016. Before joining Nasdaq, Mr. Shavel was Americas Head of Financial Institutions Investment Banking at Bank of America Merrill Lynch. Previously, he was Head of Finance, Securities and Technology and Global COO for the Financial Institutions Group at Merrill Lynch. Mr. Shavel joined Merrill Lynch in 1993 as an Associate, coming from Citicorp where he worked as an Associate in the Financial Institutions Group. Since 2016, Mr. Shavel has served as a board director and chairman of the Audit Committee of Investment Technology Group, Inc., a publicly-traded broker-dealer.

Mark V. Anquillare (52) has been our Chief Operating Officer since June 2016 and continues to serve as our Executive Vice President, a position he has held since March 2011. From 2007 to June 2016, Mr. Anquillare served as our Chief Financial Officer. Mr. Anquillare joined the Company as Director of Financial Systems in 1992 and since joining the Company, Mr. Anquillare has held various management positions, including Assistant Vice President, Vice President and Controller,

and Senior Vice President and Controller. Prior to 1992, Mr. Anquillare was employed by the Prudential Insurance Company of America. Mr. Anquillare is a Fellow of the Life Management Institute.

Nana Banerjee (48) has been our Group President since June 2016, overseeing our Argus, Geomni, Maplecroft and Verisk Retail businesses. Dr. Banerjee also has oversight responsibility for Verisk’s joint data development environment and Verisk’s centralized advanced research and analytics group. Dr. Banerjee previously served as Group Executive and Chief Analytics Officer since June 2013. Dr. Banerjee rejoined Argus as its Chief Operating Officer in April 2009, coming from Citigroup, where he headed its UK credit card business. Before joining Citigroup, he served as Vice President of Marketing for GE Capital, where he led pricing and portfolio management for its retail consumer finance business. Earlier in his career, Dr. Banerjee spent seven years in various roles at Argus.

Kenneth E. Thompson (58) has been our Executive Vice President, General Counsel and Corporate Secretary since March 2011, and was our Senior Vice President, General Counsel and Corporate Secretary from 2006 to March 2011. Prior to joining the Company in 2006, Mr. Thompson was a partner of McCarter & English, LLP from 1997 to 2006. Mr. Thompson served on the Board of Directors of Measurement Specialties, Inc. from November 2006 until October 2014.

Vincent de P. McCarthy (53) has been our Senior Vice President, Corporate Development and Strategy since October 2009. He is responsible for identifying and evaluating new strategic and M&A opportunities that align with Verisk’s business operations and growth initiatives. Mr. McCarthy joined Verisk from Bank of America Merrill Lynch, where he was a Managing Director in the Investment Banking group in New York, advising companies in the financial technology, payments and processing, and analytics sectors. Mr. McCarthy joined Merrill Lynch in 1994, and across his career with that firm served in investment banking roles both in the United States and Europe.

14  |  Verisk 2018 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership of Directors and Executive Officers.    We encourage our directors, officers and employees to own our common stock, as owning our common stock aligns their interests with your interests as shareholders. The following table sets forth the beneficial ownership of our

Common Stock by each of our named executive officers and directors, and by all our directors and executive officers as a group, as of March 19, 2018. Percentage of class amounts are based on 165,136,915 shares of our Common Stock outstanding as of March 19, 2018.

In accordance with the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of March 19, 2018. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. Unless otherwise indicated, the address for each listed shareholder is: c/o Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

	Shares of Common Stock Beneficially Owned
	Number of Shares	Percentage of Class
NAMED EXECUTIVE OFFICERS
Scott G. Stephenson(1)	1,972,600	1.19%
Lee M. Shavel(2)	23,482	*
Mark V. Anquillare(3)	906,233	*
Kenneth E. Thompson(4)	577,743	*
Nana Banerjee(5)	104,684	*
DIRECTORS
Frank J. Coyne(6)	82,175	*
Annell R. Bay(7)	9,177	*
J. Hyatt Brown(8)	64,300	*
Christopher M. Foskett(9)	88,948	*
Bruce Hansen(10)	18,552	*
Kathleen A. Hogenson(11)	9,938	*
Constantine P. Iordanou(12)	387,695	*
John F. Lehman, Jr.(13)	502,267	*
Samuel G. Liss(14)	166,194	*
Andrew G. Mills(15)	196,152	*
Therese M. Vaughan(16)	28,634	*
David B. Wright(17)	122,727	*
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (17 PERSONS)	5,261,501	3.19%

(1)	Includes (a) 1,395,159 shares subject to stock options exercisable within 60 days of March 19, 2018, and (b) 71,238 shares of restricted stock which vest in four equal installments on each anniversary of the shares’ respective grant dates. Mr. Stephenson also serves as the Chairman of our Board.

(2)	Includes 21,951 shares of restricted stock which vest in four equal installments on each anniversary of Mr. Shavel’s employment commencement date of November 14, 2017.

(3)	Includes (a) 844,608 shares subject to stock options exercisable within 60 days of March 19, 2018, and (b) 28,153 shares of restricted stock which vest in four equal installments on each anniversary of the shares’ respective grant dates.

(4)	Includes (a) 532,705 shares subject to stock options exercisable within 60 days of March 19, 2018, and (b) 19,551 shares of restricted stock which vest in four equal installments on each anniversary of the shares’ respective grant dates.

(5)	Includes (a) 82,629 shares subject to stock options exercisable within 60 days of March 19, 2018, and (b) 14,568 shares of restricted stock which vest in four equal installments on each anniversary of the shares’ respective grant dates.

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Security Ownership of Certain Beneficial Owners and Management

(6)	Includes (a) 23,177 shares subject to stock options exercisable within 60 days of March 19, 2018, (b) 25,225 deferred stock units that entitle Mr. Coyne to 25,255 shares of Common Stock at the end of his service to the Board, and (c) 2,484 deferred stock awards that entitle Mr. Coyne to 2,484 shares of Common Stock at the end of his service to the Board.

(7)	Includes (a) 7,239 shares subject to stock options exercisable within 60 days of March 19, 2018, and (b) 1,632 deferred stock units that entitle Ms. Bay to 1,632 shares of Common Stock at the end of her service to the Board.

(8)	Includes (a) 355 shares subject to stock options exercisable within 60 days of March 19, 2018, and (b) 4,780 deferred stock units that entitle Mr. Brown to 4,780 shares of Common Stock at the end of his service to the Board.

(9)	Includes (a) 79,559 shares subject to stock options exercisable within 60 days of March 19, 2018, (b) 4,780 deferred stock units that entitle Mr. Foskett to 4,780 shares of Common Stock at the end of his service to the Board, and (c) 4,450 deferred stock awards that entitle Mr. Foskett to 4,450 shares of Common Stock at the end of his service to the Board.

(10)	Includes (a) 12,579 shares subject to stock options exercisable within 60 days of March 19, 2018, (b) 2,663 deferred stock units that entitle Mr. Hansen to 2,663 shares of Common Stock at the end of his service to the Board, and (c) 3,310 deferred stock awards that entitle Mr. Hansen to 3,310 shares of Common Stock at the end of his service to the Board.

(11)	Includes (a) 7,239 shares subject to stock options exercisable within 60 days of March 19, 2018, (b) 1,632 deferred stock units that entitle Ms. Hogenson to 1,632 shares of Common Stock at the end of her service to the Board, and (c) 1,067 deferred stock awards that entitle Ms. Hogenson to 1,067 shares of Common Stock at the end of her service to the Board.

(12)	Includes (a) 159,786 shares subject to stock options exercisable within 60 days of March 19, 2018, and (b) 4,780 deferred stock units that entitle Mr. Iordanou to 4,780 shares of Common Stock at the end of his service to the Board.

(13)	Includes (a) 148,210 shares subject to stock options exercisable within 60 days of March 19, 2018, (b) 4,780 deferred stock units that entitle Mr. Lehman to 4,780 shares of Common Stock at the end of his service to the Board, and (c) 5,571 deferred stock awards that entitle Mr. Lehman to 5,571 shares of Common Stock at the end of his service to the board.

(14)	Includes (a) 116,795 shares subject to stock options exercisable within 60 days of March 19, 2018, and (b) 4,780 deferred stock units that entitle Mr. Liss to 4,780 shares of Common Stock at the end of his service to the Board.

(15)	Includes (a) 105,627 shares subject to stock options exercisable within 60 days of March 19, 2018, and (b) 4,780 deferred stock units that entitle Mr. Mills to 4,780 shares of Common Stock at the end of his service to the Board.

(16)	Includes (a) 23,177 shares subject to stock options exercisable within 60 days of March 19, 2018, and (b) 4,780 deferred stock units that entitle Dr. Vaughan to 4,780 shares of Common Stock at the end of her service to the Board.

(17)	Includes (a) 92,066 shares subject to stock options exercisable within 60 days of March 19, 2018, (b) 4,780 deferred stock units that entitle Mr. Wright to 4,780 shares of Common Stock at the end of his service to the Board and (c) 4,171 deferred stock awards that entitle Mr. Wright to 4,171 shares of Common Stock at the end of his service to the Board.
*	Indicates less than 1% ownership.

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Principal Shareholders

The following table contains information regarding each person we know of that beneficially owns more than 5% of our Common Stock. The information set forth in the table below and in the related footnotes was furnished by the identified persons to the U.S. Securities and Exchange Commission (the “SEC”).

	Shares of Common Stock Beneficially Owned
Name and address	Number of Shares	Percentage of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	15,695,210(1)	9.53%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	9,751,852(2)	5.9%

(1)	As of December 31, 2017, based on a Schedule 13G/A Information Statement filed with the SEC on February 9, 2018 by The Vanguard Group (“Vanguard”). The Schedule 13G/A reported that Vanguard has sole voting power as to 220,815 shares of our Common Stock and sole dispositive power as to 15,440,420 shares of our Common Stock.

(2)	As of December 31, 2017, based on a Schedule 13G/A Information Statement filed with the SEC on February 8, 2018 by BlackRock, Inc. (“BlackRock”). The Schedule 13G/A reported that BlackRock has sole voting power as to 8,510,494 shares of our Common Stock and sole dispositive power as to 9,751,852 shares of our Common Stock.

Verisk 2018 Proxy Statement  |  17

Executive Compensation

Compensation Discussion and Analysis

Overview

Introduction

This section discusses the principles underlying our policies and decisions relating to the compensation of our named executive officers for 2017 (our “named executive officers” or “NEOs”). The information in this section describes the manner and context in which compensation is earned by and awarded to our NEOs, and provides perspective on the tables and narrative that follow. Our NEOs for the 2017 fiscal year are:

Scott G. Stephenson	Chairman, President and Chief Executive Officer
Lee M. Shavel	Executive Vice President and Chief Financial Officer (appointed November 14, 2017)
Eva F. Huston	Former Senior Vice President and Chief Financial Officer (until November 14, 2017)
Mark V. Anquillare	Executive Vice President and Chief Operating Officer
Nana Banerjee	Group President
Kenneth E. Thompson	Executive Vice President, General Counsel and Corporate Secretary

This section also presents key compensation decisions made during 2017 and a summary of our business performance supporting these decisions. Additionally, as presented under “Response to 2017 Say-On-Pay Vote & Shareholder Engagement,” we discuss critical steps we have taken, and will take, during 2018 to strengthen the performance orientation of our executive compensation program in response to the results of our say-on-pay vote and discussions with our shareholders and to more closely align our program to our strategic goals.

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Executive Compensation

Overall Compensation Philosophy

Our business is characterized by high incremental and total margins and relatively low capital intensity. Moreover, we enjoy strong relationships with most, if not all, of the participants in the vertical markets we serve. Given those qualities, the key to long-term value creation for Verisk is organic revenue growth leading to scaled margins and better returns on invested capital. In turn, our organic growth depends on:

•	deepening the reach and quality of our analytics so that our existing solutions yield more insight and value for customers

•	creating a steady stream of new solutions that meet customers’ emerging needs; and

•	reaching new customers through geographic expansion

Our focus on organic growth — which in our case necessarily requires innovation — means our leadership and workforce must be second to none. Therefore, the primary focus of our compensation philosophy is to attract and retain the highest level of talent in line with our specific needs. Most of our critical roles are in categories where the competition for talent is most fierce, including machine-learned methods, cloud-based computing, statistical modeling, software development and technical sales. In many cases, the talent marketplace determines the compensation required to attract and retain such talent.

In addition to ensuring our compensation is competitive, we also work to ensure it is responsible. Our goal is to make compensation for individuals consistent with their personal contributions, tied to the context of overall corporate performance; in other words, pay-for-performance is at the heart of our philosophy. We also guard against our compensation levels becoming excessive relative to market norms by referencing relevant benchmark data. To that end, our Compensation Committee generally seeks to achieve compensation outcomes at market competitive levels, with differentiation by executive based on individual factors such as proficiency in role, tenure, criticality to the Company and scope of responsibility.

We believe in a mix of three types of compensation for our executives: base salaries, annual bonuses under our short-term incentive (“STI”) program, and annual awards of equity under our long-term incentive (“LTI”) program. Further, we require vesting of equity awards to occur over multiple years. The mix of compensation types and requirement of multi-year vesting of equity incents our executives to take a balanced view on short and long term performance.

In the most general sense, we know we are in the right position on compensation when we retain a high-level of our critical talent, have tied their annual outcomes to metrics which align with value creation and show differentiation for different levels of performance, and are sensible relative to established market norms.

Compensation Philosophy as it Applies to our NEOs

All of the above statements apply to our philosophy for compensating our NEOs and other executive leaders. The primary customization for NEOs is to set a high percentage of their compensation in the form of equity awards, so that their outcomes most closely mirror those of our shareholders. As seniority increases at Verisk, the percentage of compensation coming in the form of equity increases. In particular, 64% of our CEO’s 2017 annual compensation package was comprised of equity awards.

What We Paid in 2017 and Why

Key Compensation Decisions in 2017 for our NEOs

During 2017, we made the following key compensation decisions for our NEOs:

•	No base salary increase for our CEO; base salaries increases for our other NEOs for 2017 (excluding the CFO for which there were transitions in 2016 and 2017) were on average 8% of 2016 levels, driven primarily by increases for Mr. Anquillare and Dr. Banerjee reflecting the full year effect of greater responsibilities they each assumed midway through 2016.

•	Annual STI awards to all our NEOs (excluding the CFO for which there were transitions in 2016 and 2017) in the aggregate were increased by 0% over their 2016 levels

•	Long-term incentive awards to our NEOs in April of 2017 (excluding the CFO for which there were transitions in 2016 and 2017) were increased by approximately 21% over their 2016 levels, driven primarily by increases for Mr. Anquillare and Dr. Banerjee reflecting the full year effect of greater responsibilities they each assumed midway through 2016.

•	For the 2018 performance year, we approved a new formulaic annual bonus program design (discussed further under “Annual STI Awards — New Program for 2018 Bonus Awards”) in order to more closely align annual awards to our business performance

•	For grants made in April of 2018, we approved a new long-term incentive program (discussed further under “Annual LTI Awards — New Program for 2018 Long-Term Incentive Awards”), which includes performance share units (“PSUs”) linked to our relative total shareholder return performance compared to companies that comprise the S&P 500 Index to strengthen the link between the compensation of our executives under the program with the return of our shareholders

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Executive Compensation

Key Business Performance Highlights

Our Company had another solid performance year in 2017, with total revenue from continuing operations increasing 7.5% from the previous year and total adjusted EBITDA from continuing operations increasing 4.3% from the previous year. In addition to solid financial performance, we positioned ourselves strongly for the future through the increased adoption of cloud computing and machine-learned analytic methods, the launch of our country-wide aerial imaging capture pro-

gram, and the addition to two strategic assets, Sequel Software, which platforms us in the London market for complex commercial risks, and Power Advocate, which stands alone as a provider of cost and procurement risk modeling for the power and oil and gas markets we already serve.

Our share price continued to perform strongly, and we delivered 14% and 13% total shareholder return over the 3 and 5-years ending December 31, 2017.

The table below compares the Company’s financial and stock price performance during 2016 and 2017.

Metric	2016	2017
Total Revenue from Continuing Operations	$1,995.2	$2,145.2
Adjusted EBITDA from Continuing Operations	$1,004.7	$1,047.8
1-year TSR	6%	18%
3-year TSR	7%	14%
5-year TSR	15%	13%

See “Item 6 — Selected Financial Data” in our Annual Report on Form 10-K for the year ended December 31, 2017 for a reconciliation of EBITDA to net income, the most directly comparable GAAP measure.

Response to 2017 Say-On-Pay Vote & Shareholder Engagement

At our 2017 annual meeting, as we do every year, we provided our shareholders with the opportunity to hold an advisory, non-binding vote on the compensation of our NEOs. Of the votes cast, 69.4% of our shareholders voted in favor of the proposal. Despite receiving strong support from our shareholders regarding executive compensation in prior years, we decided to launch a comprehensive shareholder engagement campaign in order to gain a better understanding of our shareholders’ concerns and to identify areas for improvement within our executive compensation programs.

We commenced our shareholder outreach efforts in May of 2017, prior to our 2017 annual shareholder meeting. We reached out to our 50 largest shareholders (who own approximately 75% of our issued and outstanding common stock) and offered to listen to their concerns regarding our compensation practices and policies. Of those shareholders, six accepted our invitation to meet with us. We continued our shareholder engagement efforts during early 2018. During this round our General Counsel met with seven of our largest shareholders (who own approximately 17% of our issued and outstanding common stock) and our Chief Financial Officer met with 28 of our largest shareholders (who own approximately 36% of our issued and outstanding common stock).

We welcomed the feedback we received during our engagement with our shareholders. A number of our shareholders had similar reactions to our compensation programs and provided instructive feedback for how we might improve those programs. Moving forward, we are capitalizing on these conversations to make design changes to our executive compensation programs that are appropriate for our company, align with current best practices and reflect the interests of our shareholders.

Since our 2017 annual bonus plan design had already been determined and April 2017 equity awards had been granted prior to our 2017 say-on-pay vote and shareholder engagement efforts, the substantive changes we are making to our programs will be reflected in our 2018 bonus plan design and April 2018 equity grants. Our Compensation Committee met in February of this year to formally approve certain changes to our executive compensation programs in response to the shareholder feedback we received and to better align the compensation of our NEOs to the interests of our shareholders.

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Executive Compensation

Our primary focus for 2018 is to ensure that executive pay decisions are more quantitative, transparent and performance-based than had historically been our practice since we became a public company in 2009. The table below describes what we heard from our shareholders and how we are implementing improvements to achieve these goals moving forward.

What We Heard	How We Are Responding	Effective Time of Implementation
Long-term incentive awards should be more performance-based

Annual equity grants in 2018 for our NEOs will be 50% in the form of PSUs, which vest at the end of a three-year performance period based on the achievement of Total Shareholder Return (“TSR”) compared to the S&P 500 constituents

The remaining 50% will be comprised 25% of stock options and 25% of restricted stock awards, thereby making 75% of the overall annual equity grant value delivered in the form of performance-based equity

		April 2018 Equity Grants
Short-term incentive awards are too discretionary

Annual cash incentive awards for our NEOs for the 2018 performance year will be formulaic

A significant portion of annual cash incentive awards will be based on financial performance

•  Mr. Stephenson’s awards will be based 50% on achievement of pre-established adjusted organic revenue targets and 50% on achievement of pre-established adjusted organic EBITDA targets

•  Other NEOs’ awards will be based 40% on achievement of pre-established adjusted organic revenue targets, 40% on achievement of pre-established adjusted organic EBITDA targets and 20% based on individual performance

Achievement of 2018 target performance goals will require improved performance over 2017 results

		2018 Annual Bonus Plan (Paid 2019)
CEO’s base pay increased disproportionately to Company performance	Consistent with prior year disclosure, Mr. Stephenson did not receive a base salary increase in 2017 and will not receive a salary increase for the 2018 fiscal year	2017

Executive Compensation Program Highlights

The following table describes the highlights of our executive compensation practices, each of which is described in more detail elsewhere in this proxy:

WHAT WE DO	WHAT WE DON’T DO
❖ Require our compensation committee to be comprised solely of independent board members	❖ Do not accelerate equity awards on a “single-trigger” basis
❖ Utilize an independent compensation consultant	❖ Do not provide excise tax gross-ups to our executive officers
❖ Maintain and enforce robust stock ownership and retention guidelines	❖ Do not provide excess perquisites and personal benefits
❖ Maintain and enforce a robust “clawback” policy	❖ Do not allow for the repricing of stock options without our shareholders’ consent
❖ Prohibit our directors and employees from hedging or pledging Company securities

Verisk 2018 Proxy Statement  |  21

Executive Compensation

Fiscal 2017 Executive Compensation Program

Role of Compensation Committee and Management

Our Compensation Committee is responsible for making decisions regarding the compensation of our executive officers, including our NEOs. Our Compensation Committee determines the compensation levels for our CEO, and approves the compensation of our other NEOs based on the recommendations of our CEO. In addition, our Compensation Committee establishes and approves the financial goals and performance for the Company’s annual STI and LTI programs.

Role of Compensation Consultant

To ensure that our compensation program design, policies and practices remain competitive and in line with current market practice since 2009, our Compensation Committee has engaged FW Cook as an independent compensation consultant. In respect of 2017 compensation, the independent compensation consultant advised our Compensation Committee on various executive compensation matters including the compensation levels for senior management with respect to 2017. The independent compensation consultant was also involved during our shareholder engagement process (described above) to advise our Compensation Committee with respect to its implementation of the design changes that we are making for 2018. The independent compensation consultant’s advice is one of several inputs into our Compensation Committee’s decision-making process.

Peer Group

Our Compensation Committee has historically used a benchmarking peer group, as one of many factors, to inform pay decisions for our NEOs. The peer group below is reviewed annually by our Compensation Committee with the assistance of the independent compensation consultant and is comprised of companies in comparable industries to ours (focusing on information software and services companies) and within a size range comparable to ours (focusing on both revenue and market capitalization as they influence compensation levels). Because the majority of our incentive compensation is provided in the form of equity awards and due to our historically high market capitalization to revenue ratio, the Compensation Committee focused heavily on the market capitalization comparison to peer group companies so that the resulting compensation data would accurately reflect the size and scope of our operations.

In the beginning of 2017, our Compensation Committee used the twelve-company peer group noted in the table below to inform its decisions regarding senior executive base salary changes as well as annual cash awards made under our STI program and annual equity awards granted under our LTI program that were, in each case, paid and granted in 2018 in respect of 2017 performance.

The companies listed in the table below represent those with comparable revenue and market capitalizations to ours during and throughout 2017. For 2017, our Compensation Committee, with the assistance of the independent compensation consultant, added TransUnion to our peer group because it is a comparable industry peer within the standard size range used by the independent compensation consultant that positions the Company at the peer median for operating income and market capitalization and slightly below the peer median for revenue.

Alliance Data Systems	Fiserv	Moody’s
Equifax	Gartner	MSCI
FactSet Research Systems	IHS Markit	Nielsen Holdings
Fidelity National Information Services	S&P Global	TransUnion

For 2017, the median revenue and market capitalization of our peer group was $3,755 million and $14,082 million, respectively, versus the Company’s of $2,145 million and $15,810 million, respectively.

When conducting its annual market competitive compensation review, the independent compensation consultant supplemented the peer group proxy information with national, proprietary technology industry survey data. The survey data are intended to be representative of each executive’s revenue responsibility, inclusive of adjustments to reflect our Company’s high operating margins relative to comparable companies, and functional role within the Company.

2017 NEO Pay Mix

We currently provide the following elements of compensation to our NEOs, each of which fulfills one or more of our compensation program objectives:

•	base salary;

•	short-term cash incentive awards;

•	long-term equity incentive awards; and

•	health, welfare and retirement plans.

We have designed our compensation programs so that a significant percentage of each NEO’s compensation is variable rather than fixed. This percentage increases with seniority, because the decisions of more senior executives have a greater impact on our performance.

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Executive Compensation

Variable compensation for our NEOs consists of an annual cash payment pursuant to our STI program and a long-term equity incentive award pursuant to our LTI program. We believe the design of our compensation programs effectively encourages our senior managers, including our NEOs, to act in a manner that benefits the Company by creating long-term value for our shareholders. In evaluating NEO compensation awards, our Compensation Committee generally seeks to achieve compensation outcomes at market competitive levels, with differentiation by executive based on individual factors such as proficiency in role, tenure, criticality to the Company and scope of responsibility.

Base Salary

We pay base salaries to attract, reward and retain senior executives in a competitive landscape. Each year, our Compensation Committee reviews the salaries of our NEOs and makes appropriate adjustments as necessary to maintain competitive market levels, which are based on the experience and scope of responsibilities of each NEO. In addition, each year we perform our own internal analysis of prevailing market levels of salary for comparable positions. This analysis utilizes our general knowledge of the industry, information gained by our human resources professionals in the hiring and termination process and, when available, commercially prepared market surveys obtained by our human resources professionals. We also review the percentage of each of our NEOs’ base salaries as a percentage of their total compensation in light of the executive’s position and function.

Annual adjustments to base salaries are determined by our Compensation Committee (in the case of Mr. Stephenson), and by Mr. Stephenson with the approval of our Compensation Committee (in the case of other NEOs), based on the assessment of prevailing market compensation practices as described above, and based on the evaluation of individual performance factors as discussed below in “2017 Performance and STI and LTI Award Allocation.”

In 2017, base salaries for NEOs other than Mr. Stephenson and the CFO (for which there were transitions in 2016 and 2017) were increased by approximately 8% to maintain competitive market salary levels. As discussed in “Response to 2017 Say-on-Pay Vote and Shareholder Engagement” above, Mr. Stephenson will not be receiving any salary increase for 2018.

The table below sets forth the annual base salaries for our NEOs for the 2016, 2017 and 2018 fiscal years:

Named Executive Officer	2016 Base Salary ($)	2017 Base Salary ($)	2018 Base Salary ($)
Scott G. Stephenson	$1,000,000	$1,000,000	$1,000,000
Lee M. Shavel	—	$550,000	$550,000
Eva F. Huston	$404,000	$475,000	—
Mark V. Anquillare	$530,200	$600,000	$625,000
Nana Banerjee	$515,000	$560,000	$560,000
Kenneth E. Thompson	$451,800	$465,800	$465,800

Annual STI Awards

2017 Bonus Awards

Annual cash incentive awards for all of our eligible employees, including our NEOs, are paid pursuant to our STI program. Each year our Compensation Committee establishes financial performance goals under our STI program which are derived from our strategic and business growth plan. For 2017, the primary financial performance goals were revenue growth and EBITDA margin (as defined below), which we selected because we believed that our business’s ability to generate recurring revenue and positive cash flow was the key indicator of the successful execution of our business strategy in 2017. Our Compensation Committee also evaluated the accomplishment of other financial and non-financial performance measures that we believe position the Company to achieve long-term future growth. These included organic revenue growth, earnings per share results, enhancements to productivity, achievement of new sales, accomplishment of strategic and operational initiatives, completion of acquis-

itions, development of strategic relationships and return on invested capital.

At the conclusion of the 2017 performance year, our Compensation Committee determined the funding of the aggregate STI pool for all eligible employees based on the degree to which the applicable performance goals were achieved during the year. Our Compensation Committee then determined Mr. Stephenson’s individual cash incentive award amount based on the achievement of the Company’s financial measures, and his individual performance. Awards for our other NEOs were recommended by our CEO, and approved by our Compensation Committee. Cash awards under our STI program are paid in March of our fiscal year in respect of performance for the prior year.

New Program for 2018 Bonus Awards

As discussed in “Response to 2017 Say-on-Pay Vote and Shareholder Engagement” above, annual cash incentive awards granted on April 2017 had been determined prior to

Verisk 2018 Proxy Statement  |  23

Executive Compensation

our 2017 say-on-pay vote and the commencement of our shareholder engagement process. As such, those awards did not reflect the results of our say-on-pay vote and the feedback we received from our shareholders.

Moving forward, our 2018 STI program will aim to enhance our pay-for-performance objectives by improving the program’s alignment with our communicated financial goals and improving clarity for our employees and shareholders. The financial metrics under our 2018 STI program are adjusted organic revenue and adjusted organic EBITDA achievement, which we chose because we believe that growing organic revenue and EBITDA streams are the most important forms for performance and the best measure of our NEOs’ performance, and awards will be paid out based on the achievement of pre-established threshold, target and maximum performance levels.

As may be applicable, in calculating adjusted organic revenue and adjusted organic EBITDA, the Compensation Committee will have discretion to eliminate the financial impact of certain items including the effect of new accounting pronouncements, certain non-recurring expenses and the impact of changes in foreign currency. We believe the ability of the Compensation Committee to make adjustments for these items is appropriate because we do not think our NEOs’ short term incentive compensation should be impacted by events that do not reflect the underlying operating performance of the business.

Payouts under the 2018 STI program will be determined on a formulaic basis. Mr. Stephenson’s annual bonus for 2018 will be based 50% on achievement of adjusted organic revenue targets, and 50% on achievement of adjusted organic EBITDA targets, as we feel it is important to directly align his incentive payout to these critical financial performance measures. For our other NEOs, bonus award payouts for 2018 will be based 40% on achievement of adjusted organic revenue amounts, 40% on adjusted organic EBITDA amounts and 20% will be based on individual performance which allows our Compensation Committee to consider substantial individual performance in addition to the attainment of Company financial performance objectives.

The following table sets forth the performance multiplier (from 0% to 200%) that will be applied to the individual NEO bonus award targets, with linear interpolation applied between performance levels.

Adjusted Organic Revenue Amount and Adjusted Organic EBITDA Amount Performance Levels	Multiplier (as a % of target)
Below Threshold	0%
Threshold	50%
Target	100%
Above Target	150%
Maximum	200%

Annual LTI Awards

2017 Long-Term Incentive Awards

Long-term equity incentive awards have historically been granted on an annual basis to eligible employees, including our NEOs, pursuant to our LTI program. For grants made in 2017 and in prior years, LTI awards were comprised 50% of stock options and 50% of time-based restricted stock awards, and were granted in April of each fiscal year in amounts that were based on the Company’s prior year performance.

At the conclusion of each performance year, our Compensation Committee determined the aggregate value of the stock options and restricted stock issuable to all eligible participants under the LTI program by evaluating the same performance goals used to determine the aggregate funding amount under the LTI program. Our Compensation Committee then determined Mr. Stephenson’s individual amount based on the achievement of the Company’s financial measures, and his individual performance, while also seeking to increase the percentage of the equity award component compared to his overall compensation mix. Awards for our other NEOs were recommended by Mr. Stephenson, and approved by our Compensation Committee.

New Program for 2018 Long-Term Incentive Awards

As discussed in “Response to 2017 Say-on-Pay Vote and Shareholder Engagement” above, awards granted on April 2017 had been determined prior to our 2017 say-on-pay vote and the commencement of our shareholder engagement process. As such, those awards did not reflect the results of our say-on-pay vote and the feedback we received from our shareholders.

Beginning in April 2018, our executive officers, including our NEOs, will also receive PSUs, such that awards under our LTI program will be comprised of 50% PSUs, 25% stock options and 25% time-based restricted stock awards. PSUs will vest over a three-year performance period, subject to the recipient’s continued service with our Company, with potential payouts ranging from 0% to 200% of target levels based on

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Executive Compensation

the Company’s achievement of relative TSR as compared to the companies that comprise the S&P 500 Index.

We chose to include PSUs in our mix of equity awards because these awards more closely align our executives’ payments to shareholder returns, and reward superior performance over peer companies, while also retaining a retentive element through time-based vesting requirements. We believe the S&P 500 Index is the appropriate comparator group for these awards because the index provides a sufficient number of comparator companies and represents the universe of companies with which the Company competes for investor capital.

The performance period for awards granted in 2018 will be January 1, 2018 through December 31, 2020. PSUs will be paid at the end of the three-year performance period in the form of shares of our common stock in accordance with the table below. The following table sets forth the performance multiplier (from 0% to 200%) that will be applied to the target PSUs at the end of the performance period for each performance level, with linear interpolation applied between performance levels.

Performance Level	TSR Percentile Rank Relative to Comparator Group	TSR Multiplier (as a % of target)
Below Threshold	< 25th percentile	0%
Threshold	25th percentile	50%
Target	Median	100%
Above Target	75th percentile	150%
Maximum	> 90th percentile	200%

The size of Mr. Stephenson’s and each of our NEO’s annual grant amount for the 2018 awards were determined individually, benchmarking their positions against available market data.

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Executive Compensation

Summary of 2017 and 2018 STI and LTI Programs

The chart below summarizes the program changes to our STI and LTI programs for 2018 as a result of our 2017 say-on-pay vote and the feedback from our shareholders and our desire to more closely align these programs to our strategic objectives and shareholder interests.

		2017 Program	2018 Program	Rationale
STI	Company Financial Metrics	Revenue Growth EBITDA Margin	Adjusted Organic Revenue Adjusted Organic EBITDA	Simple to communicate Aligns to strategic plan Requires year-over-year top-line growth
	Individual Awards	Allocated based on pool funding and Compensation Committee and CEO discretionary determination

Formulaic based on Company performance relative to pre-established threshold, target and maximum performance levels

CEO — 50% weighting on each metric

Other NEOs — 40% weighting on each of Adjusted Organic Revenue and Adjusted Organic EBITDA performance and 20% individual performance

More transparent for employees

Retains heavy weight on Company performance, but allows for differentiation for NEOs (other than our CEO) based on individual achievement

Formulaic approach (versus current discretionary plan), which is more consistent with market practice

LTI	Award Mix	50% stock options and 50% restricted stock	50% PSUs, 25% stock options and 25% restricted stock	Adds a second performance-based long-term component into executive compensation program Balance absolute and relative stock price performance
	Performance Metric	None	Relative TSR versus S&P 500 constituents, measured over a three-year period	Creates alignment with our shareholders’ interest in superior returns

2017 Performance and STI & LTI Awards Allocation

For 2017, our STI and LTI programs were funded, and awards were granted, primarily based on the Company’s achievement of revenue growth and EBITDA margin goals. For 2017, our Compensation Committee established the following performance metrics and funding percentages for funding of the pools under our STI and LTI programs, with linear interpolation applied between performance levels:

Performance Level	Revenue Growth	EBITDA Margin	Aggregate STI & LTI Pool Funding Factor (as a % of target)
Below Threshold	< 4%	< 40%	No Funding
Tier I	4%	40%	75%
Tier II	10%	43%	100%
Tier III	12%	45%	125%
Tier IV	15%	47%	150%

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Executive Compensation

During 2017, we achieved revenue growth of 7.5%, which is between the Tier I and Tier II performance goals, and EBITDA margin of 48.8%, which exceeds the Tier IV performance goal. Our Compensation Committee primarily considered the degree to which these goals were achieved, together with financial and non-financial performance measures, enhancements to productivity, achievement of new sales, accomplishment of strategic and operational initiatives, completion of acquisitions and development of strategic relationships, in determining the aggregate STI and LTI pools. In particular, in light of feedback received from our shareholder outreach efforts, the Compensation Committee considered the achievement of organic revenue growth of 4.5% and organic constant currency revenue growth of 5.3%. Using the achievement of organic constant currency revenue growth of 5.3% and EBITDA margin of 48.8% would call for a funding factor of 1.15. After combining the tier-based formula with these other performance elements, our Compensation Committee established an aggregate pool funding factor of 1.07 of target resulting in a STI pool of up to $66.6 million for distribution to approximately 5,853 eligible employees, including all of our NEOs, and an aggregate LTI pool of equity awards with an aggregate value of up to $45.0 million for distribution to approximately 719 eligible employees, including all of our NEOs. The funding factor of 1.07 is less than would be indicated solely by the primary factors of revenue growth and EBITDA margin, and reflects downwards discretion applied by our Compensation Committee in light of other factors considered by our Compensation Committee.

EBITDA margin is computed as EBITDA divided by revenues, and is a non-GAAP financial measure. See “Item 6 — Selected Financial Data” in our Annual Report on Form 10-K for the year ended December 31, 2017 for a reconciliation of EBITDA to net income, the most directly comparable GAAP financial measure.

Our executive officers including our NEOs were eligible to participate in the 2017 Performance Bonus Program for Executive Officers (the “2017 Performance Bonus Program”), pursuant to which their STI and LTI awards are subject to a maximum aggregate cap established by our Compensation Committee. See “Tax and Accounting Considerations” for a summary of the 2017 Performance Bonus Program.

Individual awards for our NEOs are determined by our Compensation Committee (in the case of Mr. Stephenson) and by Mr. Stephenson (with the concurrence of our Compensation Committee) in the case of other NEOs. In reaching their determinations about aggregate compensation caps under the 2017 Performance Bonus Program, our Compensation Committee and Mr. Stephenson seek to allocate a meaningful portion of an NEO’s total compensation in the form of LTI awards in order to incent employees to create long-term value for our shareholders. The specific amount of any increase or decrease from year to year in any component of an NEO’s 2017 compensation reflects a determination that the amount of the increase or decrease is appropriate based on matters considered as set forth below together with the Company’s financial performance.

CEO 2017 Total Compensation Outcome

In 2017, the Compensation Committee established the CEO’s base salary and targeted STI awards at $1,000,000 and $1,500,000, respectively. Both of these amounts were unchanged from 2016. In general, the view of the Compensation Committee is that progression in Mr. Stephenson’s compensation package, and the total value of Mr. Stephenson’s compensation package, should be tied to the progression of his equity awards and the performance of those awards in relation to the performance of Verisk’s stock.

The CEO’s STI award for 2017 implied by the Company’s performance in relation to the performance grid described above was $1,605,000 (funding factor of 1.07 times the target STI award of $1,500,000). The Compensation Committee awarded Mr. Stephenson an STI award of $1,500,000 in 2017, which is 93% of the formulaic outcome for the aggregate STI pool implied by the performance grid. In general, the Compensation Committee concluded that Mr. Stephenson and the Company overall performed admirably in 2017 given the levels of growth achieved in 2017 versus 2016, and the Compensation Committee recognized Mr. Stephenson’s strong leadership, strong corporate performance and positioning the Company for success into the future. The Compensation Committee, however, applied a degree of negative discretion to Mr. Stephenson’s STI award because of its alignment with the feedback from the market, which came forward in the course of 2017, that the EBITDA margin metric and associated targets were not rigorous enough to accurately reflect Mr. Stephenson’s actual contributions. For the same reason, EBITDA margin level is being eliminated as a metric for determination of our NEOs’ variable compensation for 2018 and beyond, as described above.

Other NEOs’ 2017 Total Compensation Outcomes

For individual NEOs, other than Mr. Stephenson, the 2017 STI and LTI awards were approved by the Compensation Committee based on Mr. Stephenson’s evaluation of their individual performance and on the analysis of prevailing market compensation levels described above. Factors considered include the successful operation of an NEO’s business unit or functional department including, where applicable, enhancements to productivity and profitability, achievement of new sales, revenue generated from new products, accomplishment of strategic and operational initiatives, completion of acquisitions and development of strategic relationships. The additional factors described below regarding the contribution of each individual to our overall performance were also considered, although they were not given any specific weight.

Mr. Shavel: in connection with his appointment as our CFO in November 2017, Mr. Shavel’s agreed-to annual base salary, which applied pro rata in 2017 and continues at the same level in 2018, and STI and LTI targets were set in line with market norms and reflects the inducement to join Verisk fol-

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Executive Compensation

lowing his successful prior experience as the CFO of Nasdaq.

Ms. Huston: served as our CFO until November 2017 and as part of her severance arrangement, Ms. Huston was entitled to her full STI target award for 2017 which equaled $525,000 payable at the same time that all other STI award recipients received their awards.

Mr. Anquillare: continued strong execution of line responsibilities including an expanded role relative to our insurance solutions; and continued strong performance in his role as our Chief Operating Officer.

Dr. Banerjee: assumption of additional responsibilities including the leadership of the new Geomni business unit and heading up Verisk Maplecroft, our unit providing country and political risk analytics.

Mr. Thompson: continued overview of the Company’s expanding Risk and Compliance Department; strong execution in connection with our acquisition and financing programs with expanded challenges associated with an expanding global footprint; and oversight of our public company reporting and governance requirements.

Health, Welfare and Retirement Plans

We offer standard health and welfare benefit programs including medical, dental, life, accident and disability insurance, to which we make contributions as a percentage of the associated costs. These benefits are available to substantially all of our employees and the percentage of the Company’s con tribution is the same for all.

Our tax-qualified retirement plans during 2017 included:

•	a combined 401(k) Savings Plan and ESOP,

•	a defined benefit pension plan with (i) a traditional final pay formula applicable to employees who were 49 years old with 15 years of service as of January 1, 2002, and (ii) a cash balance formula applicable to other employees hired prior to March 1, 2005 (effective February 29, 2012, the Company implemented a “hard freeze” of such benefits under the pension plan), and

•	a profit sharing plan (as a component of the 401(k) Savings Plan), which is available to employees hired on or after March 1, 2005 (the Company did not make any contribution during 2017).

Our nonqualified retirement plans include a supplemental pension and a supplemental savings plan for highly compensated employees, including our NEOs. The combined 401(k) Savings Plan and ESOP and the pension/profit sharing plans are broad-based plans available to substantially all of our employees, including our NEOs. The supplemental retirement plans are offered to our highly-paid employees, including our NEOs, to restore to them amounts to which they would be entitled under our tax-qualified plans but which they are precluded from receiving under those plans by Internal Revenue Service limits. The supplemental retirement plans are unsecured obligations of the Company. Effective February 29, 2012, the Company implemented a “hard freeze” of the benefits under the supplemental pension plan.

We established our ESOP at the time we converted from not-for-profit to for-profit status, in order to foster an ownership culture in the Company and to strengthen the link between compensation and value created for stockholders. This plan has enabled our employees to hold an ownership interest in the Company as well as provide a stock vehicle for Company matching contributions to our 401(k) and profit sharing plans, which has allowed employees to monitor directly, and profit from, the increasing value of our stock.

Change in Control Severance Agreements and Employment Agreements

In October 2009, in connection with our initial public offering or IPO, we entered into Change in Control Severance Agreements with Mr. Stephenson, Mr. Anquillare, and Mr. Thompson. In connection with the hiring of Mr. Shavel as our new CFO, we entered into a Change in Control Severance Agreement with Mr. Shavel effective November 2017. We believe that these agreements are desirable to retain the services of these individuals in whom the Company has a significant investment. For information about the provisions of the NEOs’ change in control severance agreements, please see “— Potential Payments upon Termination or Change in Control.” We currently do not have employment agreements with any of our NEOs, except for Dr. Banerjee, who we entered into an employment agreement with as an inducement for him to join the Company in August 2012 in connection with our acquisition of the Argus business.

Policies and Practices

Executive Stock Ownership Guidelines

Our Compensation Committee has adopted strict minimum equity holding requirements applicable to our NEOs, as a percentage of their base salary, to further align their interests with those of our long-term shareholders. If any of our NEOs have not met this ownership level, he or she is required to retain 50% of the after-tax value of stock acquired upon the vesting of restricted stock awards, PSUs or a stock option exercise. The “in-the-money” value of vested and unvested stock options and unvested restricted stock and PSUs held by the NEO is not included in determining compliance with the stock ownership requirement. The value of vested Company stock held by NEOs in their respective 401(k) accounts or ESOP accounts are included in determining compliance with the stock ownership requirement.

Mr. Stephenson, our Chief Executive Officer, currently holds stock with a value in excess of the six times base salary requirement. Mr. Anquillare, Mr. Thompson, and Dr. Banerjee each currently hold stock with a value in excess of the three times base salary requirement for other NEOs. Mr. Shavel, as

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recently appointed Chief Financial Officer, currently does not yet hold stock with a value in excess of the three times base salary requirement but he has satisfied the requirement to retain 50% of the after-tax value of stock acquired upon the vesting of restricted stock awards or stock option exercises since the date he was appointed an executive officer.

“Clawback” Policy

The Company maintains a “clawback” policy that permits the Board of Directors to recover bonus or incentive compensation from executive officers whose fraud or misconduct resulted in a significant restatement of financial results. The policy allows for the recovery or cancellation of any bonus or incentive payments (including profits realized from the sale of Company securities) made to an executive officer on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results if the Board of Directors determines that such a recovery or cancellation is appropriate due to intentional misconduct by the executive officer that resulted in performance targets being achieved that would not have been achieved absent such misconduct. The Board of Directors intends to review this policy when the proposed regulations promulgated by the U.S. Securities and Exchange Commission implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to clawbacks are finalized.

Anti-Hedging and Pledging Policies

The Company prohibits its directors and employees, including its NEOs, from pledging Company securities, selling short or trading options or futures in Company securities, or purchasing Company securities on margin or holding Company securities in a margin account.

Tax and Accounting Considerations

Our Compensation Committee takes into consideration the accounting and tax implications of our compensation and benefit programs, including with respect to the tax deductibility of compensation paid under Section 162(m) of the Internal Revenue Code (the “Code”).

Section 162(m) of the Code generally limits the tax deductibility of annual compensation paid by public companies to certain executive officers to $1 million. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (“TCJA”), Section 162(m) of the Code provided an exemption from this limitation for “qualified performance-based compensation”, which we historically relied on to obtain a tax deduction for performance-based compensation paid to our NEOs.

Under the 2017 Performance Bonus Program, Mr. Stephenson was eligible to receive an incentive award in an amount not to exceed 2.5% of EBITDA and our executive officers other than Mr. Stephenson were eligible to receive an incentive award in an amount not to exceed 0.7% of EBITDA. In addition, a maximum aggregate cap of $10,000,000 applied to cash awards for any executive officer, including

Mr. Stephenson. Our Compensation Committee applied negative discretion based on the performance goals used in determining the aggregate STI and LTI award pools and our Compensation Committee’s determination of the Company’s and the executive officer’s individual performance when setting actual STI and LTI amounts. “EBITDA” means the EBITDA as reported in the Company’s annual report filed on Form 10-K with respect to the year ended December 31, 2017, except that, to the extent permitted by Section 162(m) of the Code, EBITDA was adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as determined in accordance with generally accepted accounting principles and identified in the Company’s financial statements, notes to the financial statements or management’s discussion and analysis with respect to the year ended December 31, 2017.

However, the TCJA repealed the “qualified performance-based compensation” exception under Section 162(m) of the Code, effective for taxable years beginning after December 31, 2017. The TCJA provides transition relief for certain contractual arrangements in place as of November 2, 2017; however, the scope of this transition relief is uncertain, and in the absence of any rulemaking at this time, the full impact of the TCJA’s changes to Section 162(m) of the Code on our executive compensation program is not yet known.

In the exercise of its business judgment, and in accordance with its compensation philosophy, our Compensation Committee continues to have the flexibility to award compensation that is not tax deductible if it determines that such award is in our shareholders’ best interests.

Risk Assessment Regarding Compensation Policies and Practices

When reviewing our compensation programs and approving awards under them, the Compensation Committee considers the potential risks associated with these policies and practices. We selected revenue growth and EBITDA margin as the primary criteria for the funding of both aggregate STI and LTI award pools in 2017 because we believe our business’s ability to generate recurring revenue and positive cash flow is the key indicator of the successful execution of our business strategy. In determining awards for senior executives, the Compensation Committee also considers non-financial metrics, such as earnings per share results, enhancements to productivity, achievement of new sales, accomplishment of strategic and operational initiatives, completion of acquisitions, development of strategic relationships and return on invested capital. We believe the combination of these financial and non-financial metrics appropriately aligns the interests of management with those of our shareholders, while providing an appropriate balance of risk and reward that does not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our

Verisk 2018 Proxy Statement  |  29

Executive Compensation

compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.

In reaching this determination we also considered the following attributes of our programs:

•	balance between annual and longer-term performance opportunities;

•	alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and achievable performance results;

•	beginning in 2018, using a combination of 10-year stock options, restricted stock awards and performance-based stock units, all of which vest over time;
•	generally providing senior executives with long-term equity-based compensation on an annual basis, as we believe that accumulating equity over a period of time encourages executives to take actions that promote the long-term sustainability of our business;

•	stock ownership guidelines that are reasonable and align the interests of the executive officers with those of our shareholders, which discourages executive officers from focusing on short-term results without regard for longer-term consequences; and

•	a “clawback” policy that permits the Board of Directors to recover bonus or incentive compensation from executive officers whose fraud or misconduct resulted in a significant restatement of financial results, as more fully described above.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of Verisk Analytics, Inc., have reviewed and discussed with management the Compensation Discussion and Analysis above. Based on our review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission.

Respectfully submitted,

John F. Lehman, Jr. (Chair)

Annell R. Bay

Bruce Hansen

Constantine P. Iordanou

David B. Wright

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Executive Compensation

Executive Compensation and Benefits

The following table sets forth information concerning the compensation paid to and earned by the Company’s NEOs for the years ended December 31, 2015, 2016 and 2017.

2017 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Scott G. Stephenson Chairman, President and Chief Executive Officer	2017	1,000,000		2,250,012		2,249,996	1,500,000		74,267	20,561(4)	7,094,836
	2016	1,000,000		2,149,974		2,150,024	1,575,000		39,490	12,714(5)	6,927,202
	2015	860,000		2,149,977		2,150,025	1,400,000		18,580	16,610(6)	6,595,192
Lee M. Shavel(7) Executive Vice President and Chief Financial Officer	2017	68,750	(8)	1,999,956	(9)	—	86,000		—	3,437(10)	2,158,143
Eva F. Huston(11) Former Chief Financial Officer	2017	475,000		499,985		500,015	525,000	(12)	—	12,883(13)	2,012,883
	2016	404,000		199,994		200,003	160,000		—	3,635(14)	967,632
Mark V. Anquillare Executive Vice President and Chief Operating Officer	2017	600,000		999,969		1,000,029	630,000		140,515	24,052(15)	3,394,565
	2016	530,200		799,975		800,027	600,000		69,182	5,181(16)	2,804,565
	2015	525,200		760,006		759,987	710,000		20,158	15,893(17)	2,791,244
Nana Banerjee Group President	2017	560,000		614,960		615,040	630,000		—	12,150(18)	2,432,150
	2016	515,000		399,988		400,021	600,000		—	3,825(19)	1,918,834
	2015	510,000		299,997		299,998	580,000		—	11,925(20)	1,701,920
Kenneth E. Thompson, Executive Vice President, General Counsel and Corporate Secretary	2017	465,800		614,960		615,040	448,000		16,711	14,279(21)	2,174,790
	2016	451,800		599,982		600,024	428,000		6,035	5,419(22)	2,091,260
	2015	446,800		575,030		574,971	416,000		1,134	13,969(23)	2,027,904

(1)	This column represents the aggregate grant date fair value of restricted stock awards granted in the relevant year, valued at the closing price of the Company’s common stock, computed in accordance with ASC Subtopic 718, excluding forfeiture estimates. For a discussion of the assumptions used to calculate the amounts shown in this column see note 15 of the notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)	This column represents the aggregate grant date fair value of stock option awards granted in the relevant year, computed in accordance with ASC Subtopic 718, excluding forfeiture estimates. For a discussion of the assumptions used to calculate the amounts shown in the option awards columns, see note 15 of the notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)	The amounts in this column are cash incentive awards under the STI program in respect of performance for the years ended December 31, 2015, 2016 and 2017, as applicable.

(4)	Amount includes a 401(k) Savings Plan matching contribution of $12,150.

(5)	Amount includes a 401(k) Savings Plan matching contribution of $6,450.

(6)	Amount includes a 401(k) Savings Plan matching contribution of $11,925.

(7)	Mr. Shavel was appointed as our Chief Financial Officer on November 14, 2017.

(8)	Amount represents the pro-rata portion of Mr. Shavel’s annualized base salary of $550,000 paid in 2017.

(9)	Represents a one-time equity award of $1,999,956 in the form of shares of restricted stock that will vest ratably over four years on the respective anniversary dates of Mr. Shavel’s employment commencement date of November 14, 2017.

(10)	Amount includes a 401(k) Savings Plan matching contribution of $3,281.

(11)	Ms. Huston served as our Chief Financial Officer until November 14, 2017.

(12)	As part of Ms. Huston’s severance arrangement, Ms. Huston was entitled to her full target cash incentive award under the STI program for 2017 which equaled $525,000 payable at the same time that all other cash incentive award recipients received their awards.

(13)	Amount includes a 401(k) Savings Plan matching contribution of $12,150.

(14)	Amount includes a 401(k) Savings Plan matching contribution of $3,000.

(15)	Amount includes a 401(k) Savings Plan matching contribution of $12,150.

(16)	Amount includes a 401(k) Savings Plan matching contribution of $3,939.

(17)	Amount includes a 401(k) Savings Plan matching contribution of $11,925.

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Executive Compensation

(18)	Amount includes a 401(k) Savings Plan matching contribution of $12,150.

(19)	Amount includes a 401(k) Savings Plan matching contribution of $3,825.

(20)	Amount includes a 401(k) Savings Plan matching contribution of $11,925.

(21)	Amount includes a 401(k) Savings Plan matching contribution of $12,150.

(22)	Amount includes a 401(k) Savings Plan matching contribution of $3,351.

(23)	Amount includes a 401(k) Savings Plan matching contribution of $11,925.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made to the NEOs during the Company’s fiscal year ended December 31, 2017. As described in the “Compensation Discussion and Analysis,” we generally grant equity plan-based awards in April based on performance for the prior year. Due to SEC regulations, the stock options and restricted stock shown in this table were granted on April 1, 2017 but generally relate to 2016 performance, and we consider them to be part of the NEOs’ 2016 compensation.

2017 GRANTS OF PLAN BASED AWARDS

	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name			Threshold ($)		Target ($)		Maximum ($)
Scott G. Stephenson	April 1, 2017	February 14, 2017	—		—		—		—	145,161	81.14	2,249,996
	April 1, 2017	February 14, 2017	—		—		—		27,730	—	—	2,250,012
	February 14, 2017	February 14, 2017		(2)		(2)		(2)	—	—	—	—
Lee M. Shavel	November 14, 2017	November 14, 2017	—		—		—		21,951	—	—	1,999,956
Eva F. Huston	April 1, 2017	February 14, 2017	—		—		—		—	32,259	81.14	500,015
	April 1, 2017	February 14, 2017	—		—		—		6,162	—	—	499,985
	February 14, 2017	February 14, 2017		(2)		(2)		(2)	—	—	—	—
Mark V. Anquillare	April 1, 2017	February 14, 2017	—		—		—		—	64,518	81.14	1,000,029
	April 1, 2017	February 14, 2017	—		—		—		12,324	—	—	999,969
	February 14, 2017	February 14, 2017		(2)		(2)		(2)	—	—	—	—
Nana Banerjee	April 1, 2017	February 14, 2017	—		—		—		—	39,680	81.14	615,040
	April 1, 2017	February 14, 2017	—		—		—		7,579	—	—	614,960
	February 14, 2017	February 14, 2017		(2)		(2)		(2)	—	—	—	—
Kenneth E. Thompson	April 1, 2017	February 14, 2017	—		—		—		—	39,680	81.14	615,040
	April 1, 2017	February 14, 2017	—		—		—		7,579	—	—	614,960
	February 14, 2017	February 14, 2017		(2)		(2)		(2)	—	—	—	—

(1)	This column represents the aggregate grant date fair value of restricted stock awards and stock option awards granted in the relevant year, valued at the closing price of the Company’s common stock in accordance with ASC Subtopic 718, excluding forfeiture estimates. For a discussion of the assumptions used to calculate the amounts shown in this column see note 15 of the notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)	As described in the “Compensation Discussion and Analysis,” subject to the determination of the maximum bonus payment each executive officer is eligible to receive pursuant to the performance criteria and formula set forth under the 2017 Performance Bonus Program (a maximum bonus payment in an amount equal to 2.5% of EBITDA to our Chief Executive Officer and 0.7% of EBITDA to our other executive officers) which is further subject to a maximum limit of $10,000,000, our NEOs are eligible for an annual incentive compensation cash award under our STI program, which does not include per individual threshold, target or maximum performance goals. Rather, the Compensation Committee establishes an STI award pool for all eligible employees after considering achievement of the performance year, as further described in our “Compensation Discussion and Analysis.” For additional details regarding the STI program, including the relevant performance factors for 2017, see “Compensation Discussion and Analysis — Annual STI Awards — 2017 Bonus Awards” and “Compensation Discussion and Analysis — 2017 Performance and STI & LTI Award Allocation.” For the actual amounts of cash incentive awards paid to each of our NEOs under our STI program in respect of performance for 2017, see the “Non-Equity Incentive Plan Compensation” column of our 2017 Summary Compensation Table.

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options and unvested restricted stock held by our NEOs as of the end of the Company’s fiscal year ended 2017 based on a market value of $96.00 per share (our closing market price on December  29, 2017).

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Date of Award Grant	Option Awards(1)				Stock Awards(2)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Scott G. Stephenson	4/1/2009	287,500	—	16.10	4/1/2019	—		—
	10/6/2009	225,000	—	22.00	10/6/2019	—		—
	4/1/2010	135,000	—	28.20	4/1/2020	—		—
	4/1/2011	103,769	—	33.30	4/1/2021	—		—
	4/1/2012	54,744	—	46.97	4/1/2022	—		—
	4/1/2013	189,035	—	61.14	4/1/2023	—		—
	4/1/2014	126,264	42,088	59.74	4/1/2024	8,370		803,520
	4/1/2015	83,593	83,594	71.53	4/1/2025	15,029		1,442,784
	4/1/2016	35,039	105,119	80.19	4/1/2026	20,109		1,930,464
	4/1/2017	—	145,161	81.14	4/1/2027	27,730		2,662,080
Lee M. Shavel	11/14/2017	—	—	—	—	21,951	(3)	2,107,296
Eva F. Huston	4/1/2014	—	2,893	59.74	4/1/2024	576		55,296
	4/1/2015	—	6,318	71.53	4/1/2025	1,136		109,056
	4/1/2016	—	9,779	80.19	4/1/2026	1,871		179,616
	4/1/2017	—	32,259	81.14	4/1/2027	6,162		591,552
Mark V. Anquillare	4/1/2009	225,000	—	16.10	4/1/2019	—		—
	10/6/2009	200,000	—	22.00	10/6/2019	—		—
	4/1/2010	105,000	—	28.20	4/1/2020	—		—
	4/1/2011	82,299	—	33.30	4/1/2021	—		—
	4/1/2012	43,796	—	46.97	4/1/2022	—		—
	4/1/2013	40,959	—	61.14	4/1/2023	—		—
	4/1/2014	45,770	15,257	59.74	4/1/2024	3,034		291,264
	4/1/2015	29,548	29,549	71.53	4/1/2025	5,313		510,048
	4/1/2016	13,038	39,115	80.19	4/1/2026	7,482		718,272
	4/1/2017	—	64,518	81.14	4/1/2027	12,324		1,183,104
Nana Banerjee	12/14/2012	4,847	—	48.84	12/14/2022	—		—
	4/1/2013	14,178	—	61.14	4/1/2023	—		—
	4/1/2014	17,362	5,788	59.74	4/1/2024	1,151		110,496
	4/1/2015	11,664	11,664	71.53	4/1/2025	2,097		201,312
	4/1/2016	6,519	19,558	80.19	4/1/2026	3,741		359,136
	4/1/2017	—	39,680	81.14	4/1/2027	7,579		727,584
Kenneth E. Thompson	4/1/2009	165,000	—	16.10	4/1/2019	—		—
	10/6/2009	175,000	—	22.00	10/6/2019	—		—
	4/1/2010	79,000	—	28.20	4/1/2020	—		—
	4/1/2011	64,408	—	33.30	4/1/2021	—		—
	4/1/2012	34,671	—	46.97	4/1/2022	—		—
	4/1/2013	31,506	—	61.14	4/1/2023	—		—
	4/1/2014	35,291	11,764	59.74	4/1/2024	2,340		224,640
	4/1/2015	22,355	22,355	71.53	4/1/2025	4,020		385,920
	4/1/2016	9,778	29,337	80.19	4/1/2026	5,612		538,752
	4/1/2017	—	39,680	81.14	4/1/2027	7,579		727,584

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Executive Compensation

(1)	The right to exercise stock options vests ratably on the first, second, third and fourth anniversaries of the date of grant.

(2)	The stock awards shown in this column are restricted stock awards that vest ratably on the first, second, third and fourth anniversaries of the date of grant.

(3)	Represents a one-time equity award in the form of shares of restricted stock that will vest ratably over four years on the respective anniversary dates of Mr. Shavel’s employment commencement date of November 14, 2017.

Option Exercises and Stock Vested

The following table sets forth information concerning each exercise of stock options and vesting of shares of restricted stock for the NEOs during 2017. Restricted stock awards are typically granted to our NEOs on April 1 of each year and vest in four equal installments on the first, second, third and four anniversaries of their grant date.

2017 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott G. Stephenson	—	—	34,852	2,827,891
Lee M. Shavel	—	—	—	—
Eva F. Huston	14,044	148,661	2,175	176,480
Mark V. Anquillare	—	—	10,842	879,720
Nana Banerjee	—	—	4,367	354,338
Kenneth E. Thompson	150,000	10,179,332	8,264	670,541

Pension Plans

The following table sets forth information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement.

Eligible employees hired prior to March 1, 2005 participate in the Pension Plan for Insurance Organizations, or PPIO, a multiple-employer pension plan in which we participate. The PPIO provides a traditional final pay formula pension benefit, payable as an annuity, to employees who were 49 years old with 15 years of service as of January 1, 2002. Effective January 1, 2002, this formula benefit was frozen for all eligible employees. Effective January 1, 2002, a cash balance pension benefit, also payable as an annuity, was established under the PPIO. Employees hired prior to January 1, 2002 receive their frozen traditional benefit as well as their cash balance benefit. Employees hired from January 1, 2002 to March 1, 2005 receive only the cash balance benefit. Effective February 29, 2012, the Company implemented a “hard freeze” of benefits under the PPIO. Accordingly, after February 29, 2012 benefits under the PPIO will no longer increase as the result of new compensation earned or continued service. The Supplemental Cash Balance Plan, or the Supplemental Plan, provides a benefit to which the participant would be entitled under the PPIO but which is subject to caps imposed by IRS regulations. Employees hired on or after March 1, 2005 were not eligible to participate in the PPIO or the Supplemental Plan. Effective February 29, 2012, the Company implemented a “hard freeze” of benefits under the Supplemental Plan.

2017 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Scott G. Stephenson	PPIO	14	199,413	—
	Supplemental Plan	14	719,306	—
Lee M. Shavel	NA	NA	NA	NA
Eva F. Huston	NA	NA	NA	NA
Mark V. Anquillare	PPIO	22	422,438	—
	Supplemental Plan	22	442,058	—
Nana Banerjee	NA	NA	NA	NA
Kenneth E. Thompson	NA	NA	NA	NA

(1)	For a discussion of the assumptions used to calculate the amounts shown in this column see note 16 of the notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2017.

34  |  Verisk 2018 Proxy Statement

Executive Compensation

Nonqualified Deferred Compensation Table

Certain highly compensated employees, including our NEOs, are eligible to participate in the Supplemental Executive Retirement Savings Plan (the “Top Hat Plan”). The Top Hat Plan allows participants to elect to defer compensation on a non-tax qualified basis and provides a vehicle for the Company to provide, on a non-tax qualified basis, matching contributions that could not be made on the participants’ behalf to the tax-qualified 401(k) Savings Plan due to limits imposed by IRS regulations. The deferred amounts are notionally invested in the same investment options selected by the participant under the 401(k) Savings Plan. Participants elect to receive payment at termination of employment or some other future date.

The following table sets forth information with respect to the Top Hat Plan.

2017 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings/ (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Scott G. Stephenson	42,000	—	50,458	—	529,035
Lee M. Shavel	—	—	—	—	—
Eva F. Huston	—	—	—	—	—
Mark V. Anquillare	16,953	—	107,999	—	617,329
Nana Banerjee	—	—	—	—	—
Kenneth E. Thompson	9,738	—	16,711	—	125,185

(1)	All amounts shown are also included in the 2017 Summary Compensation table in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column.

Potential Payments Upon Termination or Change in Control

Below is a description of the arrangements in place applicable to the NEOs relating to payments upon termination or change in control, other than severance payments upon termination (other than for cause) available to all salaried employees.

In October 2009, in connection with our IPO, the Company entered into Change in Control Severance Agreements with Mr. Stephenson, Mr. Anquillare, and Mr. Thompson. In August 2012, in connection with Dr. Banerjee’s joining the Company upon our acquisition of the Argus business, the Company entered into an employment agreement with Dr. Banerjee. In connection with the hiring of Mr. Shavel’s as our new Chief Financial Officer, the Company entered into a Change in Control Severance Agreement with Mr. Shavel effective November 2017. These agreements incorporate provisions for payments to be made to the NEOs upon termination of their employment. Payments will be due under these agreements in the event the NEO’s employment is involuntarily terminated by the Company without “cause,” or is voluntarily terminated by the NEO for “good reason,” which are defined in the agreements, within a two-year period following a “change in control,” which is defined in the agreements.

These agreements provide that, upon a qualifying termination event, an NEO will be entitled to:

(i)	a pro rata STI award for the year of termination;
(ii)	a severance payment equal to two times the sum of the NEO’s base salary and target bonus amount (or six months base salary in the case of Dr. Banerjee);

(iii)	continuation of health benefits (at the NEO’s expense) for 18 months (or six months at the Company’s expense in the case of Dr. Banerjee); and

(iv)	immediate vesting of any remaining unvested equity awards.

The severance and pro rata bonus amounts will be payable in cash, in a lump sum to NEOs (expect for Dr. Banerjee who will receive payments of his base salary for six months in the same amounts and at the same intervals as if he was otherwise employed). Receipt of these benefits is conditioned upon the NEO executing a general release of claims against the Company, and complying with perpetual confidentiality obligations and noncompete and nonsolicitation obligations for a period of 24 months (or six months in the case of Dr. Banerjee). If these agreements had been in place at December 31, 2017, in the event of a qualifying termination Mr. Stephenson would be entitled to cash payments totaling $6,500,000, Mr. Shavel would be entitled to cash payments totaling $3,162,500, Mr. Anquillare would be entitled to cash payments totaling $3,000,000, Dr. Banerjee would be entitled to cash payments totaling $700,000, and Mr. Thompson would be entitled to cash payments totaling $2,329,000.

None of our NEOs will be entitled to excise tax gross-ups as their respective agreements do not provide for such payments.

Verisk 2018 Proxy Statement  |  35

Executive Compensation

The 2013 Equity Incentive Plan and its predecessor plan, the Verisk Analytics, Inc. 2009 Equity Incentive Plan (the “2009 Equity Incentive Plan,” together with the 2013 Equity Incentive Plan, the “Incentive Plans”), both provide that the Compensation Committee will determine and set forth in each award agreement whether any awards granted in such award agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a participant ceases to be employed by or to provide services to us (including as a director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The award agreements with respect to currently outstanding options and restricted stock held by the NEOs under the Incentive Plans provide that in the event of the NEO’s death, “disability” (as defined under the Incentive Plans), “retirement” (as defined under the Incentive Plans), or termi-

nation of employment for “good reason” or without “cause” (each as defined under the Incentive Plans) within two years following a “change in control” (as defined under the Incentive Plans), the options will become immediately exercisable with respect to the number of unexercised shares covered by the option and the unvested shares of restricted stock will become fully vested. Based on the closing price of our Common Stock on December 31, 2017, the number of options that would become vested for our NEOs, minus the exercise price of those options, and the number of unvested restricted stock shares that would become vested for our NEOs, in the event of a qualifying termination on December 31, 2017, the acceleration of option and restricted stock vesting would have a value of $14,229,528 for Mr. Stephenson, $2,107,296 for Mr. Shavel, $5,556,116 for Mr. Anquillare, $2,792,676 for Dr. Banerjee, and $3,903,948 for Mr. Thompson.

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2017, concerning the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	5,153,333	$73.38	6,761,346
Equity compensation plans not approved by security holders	3,753,776(2)(3)	$25.75	—(4)

(1)	Reflects the 2013 Equity Incentive Plan. See “Verisk Analytics, Inc. 2013 Equity Incentive Plan” included in Appendix A to the Company’s Proxy Statement on Schedule 14A, dated April 1, 2013 and Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the material features of our 2013 Equity Incentive Plan.

(2)	Includes shares subject to outstanding options granted under the Insurance Service Office, Inc. 1996 Incentive Plan (the “Option Plan”) in the amount of 152,454. The material features of the Option Plan are summarized below. See also Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)	Includes shares subject to outstanding options granted under the 2009 Equity Incentive Plan in the amount of 3,601,322. See “Verisk Analytics, Inc. 2009 Equity Incentive Plan” included in our Registration Statement on the Form S-1/A filed on September 21, 2009 and Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the material features of our 2009 Equity Incentive Plan.

(4)	On October 6, 2009, the date of our initial public offering, the Option Plan was terminated and no new equity awards can be granted under this plan. On May 15, 2013, the 2009 Equity Incentive Plan was terminated and no new equity awards can be granted under this plan.

The Option Plan

During 1996, the Company adopted the Option Plan. The Option Plan provided for the granting of options to key employees and non-employee directors of the Company (each, a “participant”). On October 6, 2009, the date of our initial public offering, the Option Plan was terminated and no new equity awards can be granted under this plan. The material features of the Option Plan are summarized below. The following description does not purport to be complete and is qualified in its entirety by reference to the plan document, which has been included as an exhibit to our Annual Reports on the Form 10-K.

Forms of Awards. The committee, having authority delegated by the Board to administer the Option Plan, could from time to time make awards under the Option Plan (including, without limitation, an award or grant of an option or grant of restricted stock, or any combination thereof) and/or offers to purchase common stock under the Option Plan in such form and having such terms, conditions and limitations as the committee may determine consistent with the terms of the Option Plan. Currently, there are only option awards outstanding under the Option Plan.

Termination of Employment/Change in Control. If a participant’s employment terminated due to death, disability of

36  |  Verisk 2018 Proxy Statement

Executive Compensation

retirement (for service-vesting options only) or if within two years following a change in control (as defined in the applicable award agreement), the participant’s employment terminated without cause or for good reason, all unexercisable options would have become immediately exercisable and would have remained exercisable for 12 months following the date of such termination. If a participant’s employment terminated for any other reason, all unexercisable options would have been terminated and all exercisable options would have remained exercisable for 90 days. Upon termination of a participant’s employment for any reason, including death, disability or retirement, restricted shares that remained subject to restrictions would have been forfeited.

Stock Adjustments. In the event of any merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares, reorganization or recapitalization or change in capitalization, or any other similar corporate event, the committee could make such adjustments in (i) the aggregate number of shares under the Option Plan and the number of shares that may be made subject to awards to any individual participant, (ii) the number and kind of shares that are subject to any option and the exercise price per share without any change in the aggregate exercise price to be paid upon exercise of the option, and (iii)  the number and kind of shares of outstanding restricted stock, as the committee would deem appropriate in the circumstances.

CEO Pay Ratio

In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2017:

•	the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $71,555;

•	the annual total compensation of our Chief Executive Officer was $7,094,836; and

•	the ratio of these two amounts was 99 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we first identified our total employee population from which we determined our “median employee”. We determined that, as of December 31, 2017, our employee population consisted of approximately 7,304 individuals (as reported in Item 1, Busi-

ness, in our Annual Report on Form 10-K for the year ended December 31, 2017) of which approximately 72% were located in the United States and 28% were located in jurisdictions outside the United States. Our employee population consisted of our global workforce of full-time, part-time, seasonal and temporary employees.

As permitted by the Pay Ratio Rule, we adjusted our total employee population (as described above) for purposes of identifying our “median employee” by excluding approximately 343 of our employees located in certain jurisdictions outside of the United States given the relatively small number of employees in those jurisdictions and the estimated costs of obtaining their compensation information, as follows: approximately 1 employee from Argentina; approximately 1 employee from Austria; approximately 2 employees from Bahrain; approximately 13 employees from Brazil; approximately 91 employees from Canada; approximately 44 employees from China; approximately 40 employees from Denmark; approximately 21 employees from Germany; approximately 1 employee from Hong Kong; approximately 2 employees from Indonesia; approximately 12 employees from Ireland; approximately 15 employees from Israel; approximately 19 employees from Japan; approximately 1 employee from Kazakhstan; approximately 8 employees from Malaysia; approximately 5 employees from Mexico; approximately 1 employee from Netherlands; approximately 1 employee from Nigeria; approximately 1 employee from Peru; approximately 39 employees from Russia; approximately 9 employees from South Africa; approximately 4 employees from South Korea; approximately 1 employee from Taiwan; and approximately 11 employees from United Arab Emirates.

After taking into to account the above described adjustments to our employee population as permitted by the Pay Ratio Rule, our total adjusted employee population for purposes of determining our “median employee” consisted of approximately 6,961 individuals.

To identify our “median employee” from our total adjusted employee population, we compared the amount of base wages of our employees as reflected in our payroll records. We identified our “median employee” using this compensation measure, which was consistently applied to all our employees included in the calculation.

Using the methodologies described above, we determined that our “median employee” was a full-time, salaried employee located in the United States.

Once we identified our “median employee”, we then calculated such employee’s annual total compensation for 2017 using the same methodology we used for purposes of determining the annual total compensation of our NEOs for 2017 (as set forth in the 2017 Summary Compensation Table on page 31 of this Proxy Statement). Our CEO’s annual total compensation for 2017 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2017 Summary Compensation Table.

Verisk 2018 Proxy Statement  |  37

Certain Relationships and Related Transactions

Customer Relationships

In 2017, we received fees from Arch Capital Group Limited of $1,608,700 for participation and license fees and Validus Holdings of $2,002,000 for license fees. Constantine P. Iordanou, one of our directors, is the Chairman and Senior Advisor of Arch Capital Group Limited. Therese M. Vaughan, one of our directors, is a director of Validus Holdings.

In 2017, in connection with our purchase of insurance coverage we also paid fees to Arch Capital Group Limited of $863,514 related to insurance policy premiums, and Brown & Brown, Inc. of $1,588,849 related to insurance brokerage and risk management services. Constantine P. Iordanou, one of our directors, is the Chairman and Senior Advisor of Arch Capital Group Limited. J. Hyatt Brown, one of our directors, is the Chairman of the Board and former Chief Executive Officer of Brown & Brown, Inc.

ESOP

We established an ESOP that includes 401(k), ESOP and profit sharing components to provide employees with equity participation. The trustee of the ESOP is GreatBanc Trust Company. Voting rights with respect to shares of our Common Stock owned by the ESOP are exercised by the trustee of the ESOP. The trustee is required to vote shares allocated to an ESOP participant’s account as directed by the ESOP participant for all matters submitted to a vote of our shareholders. Shares of stock not allocated to a participant’s account may be voted in accordance with the discretion of the Trustee in the best interest of ESOP participants.

Statement of Policy Regarding Transactions with Related Persons

Our Board of Directors has adopted a written statement of policy regarding transactions with related persons and has designated the Nominating and Corporate Governance Committee to oversee it. Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to the corporate secretary any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest). The corporate secretary will then promptly communicate that information to the Nominating and Corporate Governance Committee, which must approve or ratify any related person transactions. Any directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest. In reviewing a transaction, the Nominating and Corporate Governance Committee will consider all relevant facts and circumstances, including without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person. No related person transaction will be approved or ratified unless, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders.

38  |  Verisk 2018 Proxy Statement

Item 2 — Approval of the Compensation

of the Company’s Named Executive Officers

on an Advisory, Non-binding Basis

At the 2017 Annual Meeting of Shareholders, we conducted an advisory, non-binding vote regarding the frequency with which we would seek approval of the compensation of our named executive officers. At such meeting, shareholders expressed their preference for an annual vote on executive compensation on an advisory, non-binding basis and, consistent with this preference, the Board of Directors determined that we will conduct such a vote on an annual basis. Accordingly, and pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing our shareholders with the opportunity to approve the compensation of our named executive officers for 2017 as disclosed in this Proxy Statement on an advisory, non-binding basis (“say-on-pay”) through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because your vote is advisory, it will not be binding on the Board of Directors and will not overrule any decision by the

Board of Directors or require the Board of Directors to take any action. However, the Board of Directors and the Compensation Committee will take into account the outcome of the say-on-pay vote when considering future executive compensation decisions for named executive officers.

The Compensation Committee believes that the Company’s compensation programs and policies and the compensation decisions for 2017 described in this Proxy Statement, including the Compensation Discussion and Analysis, appropriately reward our named executive officers for their and the Company’s performance and will assist the Company in retaining our senior leadership team. You are strongly encouraged to read the full details of our executive compensation programs and policies under the section titled “Executive Compensation” above.

Our Board unanimously recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. Proxies solicited by the Board will be voted “FOR” this resolution unless otherwise instructed. Broker non-votes will not be counted in determining the results of the vote.

Verisk 2018 Proxy Statement  |  39

Item 3 — Ratification of the Appointment of Verisk’s

Independent Auditor

The Audit Committee appointed Deloitte & Touche LLP (Deloitte & Touche) as independent auditors for 2018 and presents this selection to the shareholders for ratification. Deloitte & Touche will audit our consolidated financial statements for 2018 and perform other permissible, preapproved services.

A Deloitte & Touche representative will attend the annual meeting to respond to your questions and will have the opportunity to make a statement. The Audit Committee will consider the result of the vote, but may decide to continue to retain Deloitte & Touche or appoint a different auditor regard-

less of the vote outcome if the Audit Committee believes it is in the best interest of the Company.

Our Board unanimously recommends a vote “FOR” the ratification of Deloitte & Touche’s appointment as our independent auditor. Proxies solicited by the Board will be voted “FOR” this ratification unless otherwise instructed.

Independent Auditor’s Fees. The following table summarizes the aggregate fees (including related expenses; in thousands) billed in 2017 and 2016 for professional services provided by Deloitte & Touche.

	2017	2016
Audit fees(1)	$2,625	$2,293
Audit-related fees(2)	518	520
Tax fees(3)	744	509
Total	$3,887	$3,322

(1)	Audit fees consisted of fees billed for audits of our consolidated financial statements included in our Annual Reports on Form 10-K, reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q, and other regulatory audits.

(2)	Audit-related fees consisted of fees incurred in conjunction with due diligence, accounting consultations and audits related to acquisitions and divestitures.

(3)	Includes tax compliance and other tax services not related to the audit.

Preapproval Policy of the Audit Committee of Services Performed by Independent Auditor

The Audit Committee has implemented preapproval policies and procedures related to the provision of audit and nonaudit services by the independent auditor to ensure that the services do not impair the auditor’s independence. Under these procedures, the Audit Committee preapproves both the type of services to be provided by the independent auditor and the estimated fees related to those services. During the preapproval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. Even if a service has received general preapproval, if it involves a fee in excess of $350,000 or relates to tax planning and advice, it requires a separate preapproval, which may be delegated to the Chairman of the Audit Committee so long as the entire Audit Committee is informed at its next meeting. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC and PCAOB rules and regulations. In accordance with this preapproval policy, all audit and nonaudit services were preapproved by the Audit Committee in 2017.

40  |  Verisk 2018 Proxy Statement

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board. The charter is available on our website at the “Corporate Governance — Governance Documents” link under the “Investors” link at www.verisk.com. The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal control over financial reporting, the Company’s risk management, the qualifications and independence of the Company’s independent registered public accounting firm (independent auditor), the performance of the Company’s internal auditor and independent auditor and the Company’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditor. In making such determinations, the Audit Committee considers, among other things, the recommendations of management of the Company. The Board has determined that all of the Audit Committee’s members are independent under the applicable independence standards of the Nasdaq listing rules and the Exchange Act.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent auditor, Deloitte & Touche, is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee the financial reporting process and the Company’s internal control over financial reporting. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.

The Audit Committee held five meetings during 2017, and has met in 2018 to discuss the Company’s financial statements for the year ended December 31, 2017. With respect to the year ended December 31, 2017, the Audit Committee, among other things:

•	reviewed and discussed the Company’s quarterly earnings releases;

•	reviewed and discussed (i) the quarterly unaudited consolidated financial statements and related notes and (ii) the audited consolidated financial statements and related notes for the year ended December 31, 2017 with management and Deloitte & Touche;

•	reviewed and discussed the annual plan and scope of work of the independent auditor;
•	reviewed and discussed the annual plan and scope of work of the internal auditor and summaries of significant reports to management by the internal auditor;

•	met with Deloitte & Touche, the internal auditor, the General Counsel and Company management in executive sessions;

•	reviewed and discussed certain critical accounting policies; and

•	reviewed business and financial market conditions, including an assessment of risks posed to the Company’s operations and financial condition.

The Audit Committee discussed with Deloitte & Touche matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Public Company Accounting Oversight Board AU 380 (Communications with Audit Committees). These reviews included discussions with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

Deloitte & Touche also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding its communications with the Audit Committee concerning independence, and represented that it is independent from the Company. The Audit Committee discussed with Deloitte & Touche their independence from the Company and considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, and reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, compromise independence.

During 2017, the Audit Committee received regular updates on the amount of fees and scope of audit and audit-related services provided. In addition, the Audit Committee reviewed and approved audit and non-audit services provided by Deloitte & Touche pursuant to the preapproval policies and procedures related to the provision of audit and non-audit services by the independent auditor as described above under “Preapproval Policy of the Audit Committee of Services Performed by Independent Auditor.”

Verisk 2018 Proxy Statement  |  41

Audit Committee Report

Based on the Audit Committee’s review and these meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2017 be included in the Company’s Annual Report on Form 10-K. The Audit Committee also appointed Deloitte & Touche as the Company’s independent auditor for 2018 and are presenting the appointment to the shareholders for ratification.

Respectfully submitted,

Christopher M. Foskett (Chair)

Bruce Hansen

Samuel G. Liss

Andrew G. Mills

Therese M. Vaughan

David B. Wright

42  |  Verisk 2018 Proxy Statement

Shareholder Proposals

Shareholder Proposals for the 2019 Annual Meeting.    Shareholders intending to present a proposal at the 2019 annual meeting and have it included in our proxy statement for that meeting under Rule 14a-8 must submit the proposal in writing to Kenneth E. Thompson, Corporate Secretary, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686. We must receive the proposal no later than December 3, 2018.

Shareholder Nominations or Other Proposals for the 2019 Annual Meeting.    Shareholders of record wishing to present a proposal or nomination at the 2019 annual meeting, but not requiring the proposal be included in our proxy statement, must comply with the requirements set forth in our bylaws. For the 2019 annual meeting of shareholders, share-

holders of record must submit the nomination or proposal, in writing, no earlier than February 15, 2019, and no later than March 17, 2019. As required by our bylaws, the written notice must demonstrate that it is being submitted by a shareholder of record of Verisk. For nominations, it must include information about the director candidate such as name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must confirm his or her candidate’s consent to serve as a director. Shareholders must send recommendations to the Nominating and Corporate Governance Committee, c/o Kenneth E. Thompson, Corporate Secretary, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686.

Verisk 2018 Proxy Statement  |  43

Additional Voting Information

Submitting Voting Instructions for Shares Held Through a Broker.    If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your broker and present it at the annual meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares. New York Stock Exchange (NYSE) member brokers may vote your shares as described below:

•	Discretionary Items. The ratification of the appointment of Verisk’s independent auditor is a “discretionary” item. NYSE member brokers that do not receive instructions from beneficial owners may vote on this proposal in their discretion, subject to any voting policies adopted by the broker holding your shares.

•	Nondiscretionary Items. The election of directors and the approval of the compensation of the Company’s named executive officers on an advisory, non-binding basis are considered “non-discretionary” items. NYSE members that do not receive instructions from beneficial owners may not vote on these proposals on their behalf.

If you do not submit voting instructions and your broker does not have discretion to vote your shares on a matter, your broker will return the proxy card without voting on that matter (referred to as broker non-votes). Your shares will not be counted in determining the outcome of the vote on that matter. Therefore, if you hold your shares through a broker, it is critically important that you submit your voting instructions if you want your shares to count in the election of directors and the approval of the compensation of named executive officers on an advisory, non-binding basis.

Submitting Voting Instructions for Shares Held in Your Name.    If you hold shares as a record holder, you may vote by submitting a proxy for your shares by mail, telephone or Internet as described on the proxy card. The deadline for submitting your proxy via the Internet or by telephone is 11:59 p.m., EDT, on May 15, 2018. Submitting your proxy will not limit your right to vote in person at the annual meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendations.

Submitting Voting Instructions for Shares held in the ESOP.    Participants who hold shares indirectly through the ISO 401(k) Savings and Employee Stock Ownership Plan may instruct the Plan Trustee, GreatBanc Trust Company, how to vote all shares of Verisk Common Stock allocated to their accounts. The Plan Trustee will vote the ESOP shares for which it has not received instruction in its discretion, in the best interests of ESOP participants. All votes will be kept confidential and individual votes will not be disclosed to management unless required by law.

Revoking Your Proxy.    You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to the Corporate Secretary, Kenneth E. Thompson, Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310; (2) submitting a later proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting in person at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote in person at the meeting.

44  |  Verisk 2018 Proxy Statement

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance.    Based solely upon our review of forms filed by our directors and executive officers during the most recent fiscal year, we believe that all required reports have been timely filed under the SEC’s rules for reporting transactions by executive officers and directors in our common stock.

Other Business.    We do not know of any other matters that may be presented for action at the meeting other than those described in this Proxy Statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matter in their discretion.

Cost of Soliciting Your Proxy.    We will pay the expenses for the preparation and mailing of the proxy materials and the solicitation by the Board of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit your proxy, in person or by telephone, mail, facsimile or other means of communication.

Shareholders Sharing an Address.    Consistent with notices sent to record shareholders sharing a single address, we are sending only one Notice, Annual Report and Proxy Statement to that address unless we received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of the Notice, Annual Report or Proxy Statement as follows:

•	Record shareholders wishing to discontinue or begin householding, should contact our Corporate Secretary, Kenneth E. Thompson, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686.

•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.
•	Any householded shareholder may request prompt delivery of a copy of the Annual Report or Proxy Statement by contacting us at (201) 469-2142 or may write to us at Investor Relations, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686. Instructions for requesting such materials are also included in the Notice.

Consent to Electronic Delivery of Annual Meeting Materials.    Shareholders and ESOP participants can access this Proxy Statement and our Annual Report on Form 10-K via the Internet at www.proxyvote.com by following the instructions outlined on the secure web site. For future annual meetings of shareholders, shareholders can consent to accessing their proxy materials, including the Notice of Internet Availability of Proxy Materials, the proxy statement and the annual report, electronically in lieu of receiving them by mail. To receive materials electronically you will need access to a computer and an e-mail account. To sign up for electronic delivery, when voting using the Internet at www.proxyvote.com, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Registered shareholders that wish to revoke their request for electronic delivery at any time without charge should contact our Corporate Secretary, Kenneth E. Thompson, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686 or contact us at (201) 469-2142.

If you hold your shares through a bank, brokerage firm or other nominee and you have not already done so, you can choose this electronic delivery option by contacting your nominee. You may update your electronic address by contacting your nominee.

Disclaimer.    Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

Verisk 2018 Proxy Statement  |  45

VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/15/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
VERISK ANALYTICS, INC
545 WASHINGTON BOULEVARD If you would like to reduce the costs incurred by our company in mailing proxy JERSEY CITY,NJ 07310 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials 1 electronically in future years.
Investor Address Line 1    Investor Address Line 2
Investor Address Line 3 OF VOTE BY PHONE—1-800-690-6903
1 1
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET
Investor Address Line 4 on 05/15/2018. Have your proxy card in hand when you call and then follow the
Investor Address Line 5 instructions.
John Sample
1234 ANYWHERE STREET 2 VOTE BY MAIL
ANY CITY, ON A1A 1A1 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
CONTROL # â†’ NAME
THE COMPANY NAME INC.—COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS A 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS B 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS C 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS D 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS E 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS F 123,456,789,012.12345 THE COMPANY NAME INC.—401 K 123,456,789,012.12345

x
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR 2 0 the following:
1. Election of Directors
Nominees For Against Abstain 0000000000
01 Samuel G. Liss    0 0 0
02 Therese M. Vaughan    0 0 0 NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. THE PROXY WHEN
03 Bruce Hansen    0 0 0 PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2
04 Kathleen A. Hogenson    0 0 0 AND 3.
The Board of Directors recommends you vote FOR the following proposals: For Against Abstain
2. To approve executive compensation on an    0 0 0    advisory, non-binding basis.
3. To ratify the appointment of Deloitte and    0 0 0    Touche LLP as our independent auditor for the    2018 fiscal year.
17 Investor Address Line 1
1 .
Investor Address Line 2
0 .
. R1 Investor Address Line 3 Investor Address Line 4                Investor Address Line 5
1 Please sign exactly as your name(s) appear(s) hereon. When signing as
_ John Sample attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name by authorized officer.
0000369376 SHARES
CUSIP # JOB # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com
VERISK ANALYTICS, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 16, 2018
The undersigned hereby appoints Scott G. Stephenson and Kenneth E. Thompson, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Verisk Analytics, Inc. held of record by the undersigned as of March 19, 2018, at the Annual Meeting of Shareholders to be held at 8:00 a.m., Eastern Time at the Company’s Headquarters, 545 Washington Blvd., Jersey City, NJ 07310 on May 16, 2018 or any adjournment thereof.
This instruction and proxy card is also solicited by the Board of Directors of Verisk Analytics, Inc. (the “Company”) for use at the Annual Meeting of Shareholders on May 16, 2018 at 8:00 a.m., Eastern Time from persons who participate in the ISO 401(k) Savings and Employee Stock Ownership Plan (the “ESOP”).
By signing this instruction and proxy card, the undersigned ESOP Participant hereby instructs GreatBanc Trust Company, Trustee for the ESOP, to exercise the voting rights relating to any shares of Common Stock of Verisk Analytics, Inc. allocable to his or her account(s) as of March 19, 2018. For the ESOP, the Trustee will vote shares that are not allocated to ESOP participant’s accounts, or for which no instruction has been received, in its discretion, in the best interest of ESOP participants.
For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Broadridge, 51 Mercedes Way, Edgewood, NY 11717) by May 15, 2018. For shares voted by phone or Internet, the deadline is 11:59 p.m. Eastern Time on May 15, 2018.
. 17 . 1 . 0    R1 _ 2 0000369376
(Continued on reverse side)